As filed with the Securities and Exchange Commission on October 14, 2005	Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

ZIOPHARM Oncology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2834	84-1475642
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification No.)

1180 Avenue of the Americas, 19th Floor
New York, NY 10036
(646) 214-0700
(Address and telephone number off principal executive offices and principal place of business)

Dr. Jonathan Lewis
Chief Executive Officer
ZIOPHARM Oncology, Inc.
1180 Avenue of the Americas, 19th Floor
New York, NY 10036
Telephone: (646) 214-0700
Facsimile: (646) 214-0711
(Name and address of agent for service)

Copies to:
William M. Mower, Esq.
Alan M. Gilbert, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 642-8381

__________________________________

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement, as shall be determined by the selling stockholders identified herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.001 per share	4,870,281	$16.00	$77,924,496	$9,171.71

(1)
There is also being registered hereunder an indeterminate number of additional shares of common stock as shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act based upon the last trade of the registrant’s common stock on the OTC Bulletin Board, which occurred on August 23, 2005 at a price per share equal to $16.00 (adjusted to reflect a 1-for-40 share combination that was effective August 24, 2005).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is preliminary and incomplete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the securities and exchange commission becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

OFFERING PROSPECTUS

ZIOPHARM Oncology, Inc.

4,870,281 shares of common stock

The selling stockholders identified on pages 41-49 of this prospectus are offering on a resale basis a total of 4,870,281 shares of our common stock, including 482,407 shares issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares by the selling stockholders.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “ZIOP.” The last sale of our common stock as reported on the OTC Bulletin Board occurred on August 23, 2005 at a price per share equal to $16.00 (adjusted to reflect a 1-for-40 share combination that was effective August 24, 2005).

________________

The securities offered by this prospectus involve a high degree of risk.
See “Risk Factors” beginning on page 5.

________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2005

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read. All references in this prospectus to the “Company,” “we,” “us” and “our” refer to ZIOPHARM Oncology, Inc.

Our Company

We are a development-stage company that is seeking to develop and commercialize a diverse, risk-sensitive portfolio of in-licensed cancer drugs that address unmet medical needs. Our management and advisors are focused on licensing proprietary drug candidate families that are related to cancer therapeutics on the market where the application of new biological understanding and our drug development expertise will lead to a lower risk for clinical development failure while expediting clinical registration. We expect to commercialize our products on our own in North America but recognize that promising clinical trial results in cancers with a high incidence and prevalence might also be addressed in a commercial partnership with another company with the requisite financial resources. Currently, we are in U.S. Phase I studies for two product candidates known as ZIO-101 and ZIO-201. We currently intend to continue with clinical development of ZIO-101 for advanced myeloma and ZIO-201 for advanced sarcoma. None of our product candidates have been approved by the United States Food and Drug Administration (the “FDA”) or any other regulatory body. Further, we have not received any commercial revenues to date, and until we receive the necessary approvals from the FDA or a similar foreign regulatory authority, we will not have any commercial revenues.

•
ZIO-101 is an organic arsenic compound covered by an issued U.S. patent and applications internationally. A form of commercially available inorganic arsenic (arsenic trioxide (Trisenox®) or ATO) has been approved for the treatment of acute promyelocytic leukemia (APL), a precancerous condition, and is on the compendia listing for the therapy of multiple myeloma as well as having been studied for the treatment of various other cancers. Nevertheless, ATO has been shown to be toxic to the heart and liver, limiting its use as an anti-cancer agent. Inorganic arsenic has also been shown to cause cancer of the skin and lung in humans. The toxicity of arsenic generally is correlated to its accumulation in organs and tissues. The Company’s preclinical studies demonstrated that ZIO-101 (and organic arsenic in general) is considerably less toxic than inorganic arsenic, particularly with regard to heart toxicity. In vitro testing of ZIO-101 using the National Cancer Institute’s human cancer cell panel detected activity against lung, colon, brain, melanoma, ovarian and kidney cancer. Moderate activity was detected against breast and prostate cancer. In addition to solid tumors, in vitro testing in both the National Cancer Institute’s cancer cell panel and in vivo testing in a leukemia animal model demonstrated substantial activity against hematological cancers (cancers of the blood and blood-forming tissues) such as leukemia, lymphoma, myelodysplastic syndromes and multiple myeloma. Leukemia is a cancer that begins in blood-forming tissue such as the bone marrow and causes large numbers of blood cells to be produced and enter the bloodstream. Lymphomas are cancers that begin in cells of the immune system. Myelodysplastic syndromes, also called preleukemia or smoldering leukemia, are diseases in which the bone marrow does not function normally.

•
ZIO-201, or isophosphoramide mustard (IPM), is a proprietary stabilized metabolite of ifosfamide that is also related to cyclophosphamide. A patent application for pharmaceutical composition has been filed. Cyclophosphamide and ifosfamide are alkylating agents. Cyclophosphamide is the most widely used alkylating agent in cancer therapy and is used to treat breast cancer and non-Hodgkin’s lymphoma. Ifosfamide has been shown to be effective in high dose by itself, or in combination in treating sarcoma and lymphoma. Although ifosfamide-based treatment generally represents the standard of care for sarcoma, it is not licensed for this indication by the FDA. Our preclinical studies have shown that, in animal and laboratory models, IPM evidences activity against leukemia and solid tumors. These studies also indicate that ZIO-201 has a better pharmacokinetic and safety profile than ifosfamide or cyclophosphamide, offering the possibility of safer and more efficacious therapy with ZIO-201. Ifosfamide is metabolized to IPM. In addition to IPM, another metabolite of ifosfamide is acrolein, which is toxic to the kidneys and bladder. The presence of acrolein can mandate extensive in-hospital hydration and the administration of a protective agent called Mesna®, which is inconvenient and expensive. Chloroacetaldehyde is another metabolite of ifosfamide and is toxic to the central nervous system, causing “fuzzy brain” syndrome for which there is currently no protective measure. Similar toxicity concerns pertain to high-dose cyclophosphamide, which is widely used in bone marrow and blood cell transplantation. Because ZIO-201 is independently active—without acrolein or chloroacetaldehyde metabolites—the Company believes that the administration of ZIO-201 may avoid the toxicities of ifosfamide and cyclophosphamide without compromising efficacy. In addition to anticipated lower toxicity, ZIO-201 may have other advantages over ifosfamide and cyclophosphamide. ZIO-201 likely cross-links DNA differently than ifosfamide or cyclophosphamide metabolites, resulting in a different activity profile. Moreover, in some instances ZIO-201 appears to show activity in ifosfamide- and/or cyclophosphamide-resistant cancer cells.

We were originally incorporated in Colorado in September 1998 (under the name Net Escapes, Inc.) and later changed our name to “EasyWeb, Inc.” in February 1999. We were re-incorporated in Delaware on May 16, 2005 under the same name. On September 13, 2005, we completed a “reverse” acquisition of privately held ZIOPHARM, Inc., a Delaware corporation. To effect this transaction, we caused ZIO Acquisition Corp., our wholly-owned subsidiary, to merge with and into ZIOPHARM, Inc., with ZIOPHARM, Inc. surviving as our wholly owned subsidiary. In accordance with the terms of the merger, the outstanding common stock of ZIOPHARM, Inc. automatically converted into the right to receive an aggregate of approximately 97.3% of our outstanding common stock (after giving effect to the transaction).Following the merger, we caused ZIOPHARM, Inc. to merge with and into us and we changed our name to “ZIOPHARM Oncology, Inc.”

Our executive offices are located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036, and our telephone number is (646) 214-0700. Our internet site is www.ziopharm.com. None of the information on our internet site is part of the prospectus.

Recent Developments

Reverse Stock Split

On August 24, 2005, we effected a 1-for-40 share combination (i.e., reverse stock split) of our capital stock. The share combination was approved by our stockholders at a special stockholder meeting held on February 28, 2005. As a result of the share combination, we had 189,922 shares of common stock outstanding immediately prior to the Merger.

Acquisition of ZIOPHARM, Inc.

Pursuant to an Agreement and Plan of Merger dated August 3, 2005 (the “Merger Agreement”) by and among us, ZIO Acquisition Corp., a Delaware corporation and our wholly owned subsidiary, and ZIOPHARM, Inc., a Delaware corporation (“ZIOPHARM”), ZIO Acquisition Corp. merged with and into ZIOPHARM, with ZIOPHARM remaining as the surviving corporation and our wholly-owned subsidiary. This transaction is referred to throughout this report as the “Merger.” The Merger was effective as of September 13, 2005, upon the filing of a certificate of merger with the Delaware Secretary of State. In consideration for their shares of ZIOPHARM capital stock and in accordance with the Agreement, the stockholders of ZIOPHARM received an aggregate of 6,967,941 shares or approximately 97.3% of our common stock. In addition, all securities convertible into and exercisable for shares of ZIOPHARM capital stock outstanding immediately prior to the Merger were cancelled, and the holders thereof received similar securities convertible into an aggregate of 1,366,846 shares of our common stock.

All share and per share data in this prospectus (other than in our financial statements and in Item 26) have been adjusted to give effect to the conversions effected as part of the merger.

The Merger Agreement was filed as Exhibit 10.1 to our current report on Form 8-K filed with the Securities and Exchange Commission on August 9, 2005, and is incorporated herein by reference. The foregoing description of the Merger Agreement and the Merger do not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

On September 13, 2005, our board of directors approved a transaction pursuant to which ZIOPHARM merged with and into us, leaving us as the surviving corporation. In connection with this parent-subsidiary merger, we relinquished our prior corporate name, EasyWeb, Inc., and assumed in its place the name “ZIOPHARM Oncology, Inc.” The parent-subsidiary merger and name change became effective on September 14, 2005.

Changes in Board of Directors

At the effective time of the Merger, our board of directors was reconstituted by the appointment of Jonathan Lewis, Richard Bagley, Murray Brennan, James Cannon, Senator Wyche Fowler, Jr., Gary S. Fragin, Timothy McInerney and Michael Weiser as directors (all of whom were directors of ZIOPHARM immediately prior to the Merger), and the resignations of David C. Olson and David Floor from their roles as our directors.

Risk Factors

For a discussion of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 5 of this prospectus.

The Offering

The selling stockholders identified on pages 41-49 of this prospectus are offering on a resale basis a total of 4,870,281 shares of our common stock, of which 482,407 shares are issuable upon exercise of outstanding warrants and options.

Common stock offered	4,870,281 shares
Common stock outstanding before the offering (1)	7,241,211 shares
Common stock outstanding after the offering (2)	7,723,618 shares
Common stock OTC Bulletin Board trading symbol	ZIOP

(1)	Based on the number of shares outstanding as of October 12, 2005, not including 1,449,674 shares issuable upon exercise of various warrants and options to purchase our common stock.

(2)	Assumes the issuance of all shares offered hereby that are issuable upon exercise of warrants.

RISK FACTORS

An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

We currently have no product revenues and will need to raise additional capital to operate our business.

To date, we have generated no product revenues. Until and unless we receive approval from the U.S. Food and Drug Administration (the “FDA”) and/or other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Currently, our only product candidates are ZIO-101(organic arsenic) and ZIO-201 (isophosphoramide mustard), and they are not approved by the FDA for sale.

We will need to seek additional sources of financing which may not be available on favorable terms, if at all.

Currently, we expect that we will have sufficient cash to fund our operations into the second quarter of 2006. However, changes may occur that would consume our existing capital prior to that time, including the progress of our research and development efforts, changes in governmental regulation and acquisitions of additional product candidates. If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned preclinical and clinical trials or obtain approval of any product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts or forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our existing stockholders.

We are not currently profitable and may never become profitable.

We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. Even if we succeed in developing and commercializing one or more product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable. We expect also to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake preclinical development and clinical trials for product candidates;
•	scale up the formulation and manufacturing of our product candidates;
•	seek regulatory approvals for product candidates;
•	implement additional internal systems and infrastructure; and
•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. This may result in a negative impact on the value of our common stock.

We have a limited operating history upon which to base an investment decision.

Prior to the Merger, ZIOPHARM was a development-stage company that was incorporated in September 2003. To date, we have not demonstrated an ability to perform the functions necessary for the successful commercialization of any product candidates. The successful commercialization of any product candidates will require us to perform a variety of functions, including:

•	continuing to undertake preclinical development and clinical trials;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.

Our operations have been limited to organizing and staffing our Company, acquiring, developing and securing our proprietary product candidates, undertaking preclinical trials and clinical trials of our product candidates ZIO-101 and ZIO-201, and manufacturing ZIO-101 and ZIO- 201. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize any product candidate.

We may not be able to obtain the approvals necessary to commercialize our product candidates, ZIO-101 and ZIO-201, or any product candidate that we may acquire or develop in the future for commercial sale. We will need FDA approval to commercialize our product candidates in the U.S. and approvals from regulatory authorities in foreign jurisdictions equivalent to the FDA to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any product candidate, we must submit to the FDA a New Drug Application, or “NDA,” demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as preclinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depending upon the type, complexity and novelty of the product candidate, and will require substantial resources for research, development and testing. We cannot predict whether our research, development, and clinical approaches will result in drugs that the FDA considers safe for humans and effective for their intended uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;
•	impose costly procedures on us; and
•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our product candidates, ZIO-101 and ZIO-201. Failure to obtain FDA approval of our product candidates will severely undermine our business by leaving us without a saleable product, and therefore without any potential revenue source, until another product candidate can be developed. There is no guarantee that we will ever be able to develop or acquire another product candidate.

In foreign jurisdictions, we similarly must receive approval from applicable regulatory authorities before we can commercialize any drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above.

Our product candidates are in early stages of clinical trials, and we cannot be certain when we will be able to file an NDA with the FDA.

Our product candidates, ZIO-101 and ZIO-201, are in early stages of development and require extensive clinical testing. In 2005 we initiated two ZIO-101 phase I clinical trials; one in hematological cancers and the other in solid tumors. A phase I trial for ZIO-201 was initiated in 2004. Notwithstanding our current clinical trial plans for each of our existing product candidates, we may not be able to commence additional trials or see results from these trials within our anticipated timelines. As such, we cannot predict with any certainty if or when we might submit an NDA for regulatory approval of our product candidates or whether such an NDA will be accepted.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

We are hopeful that we may be able to obtain “Fast Track” status from the FDA for one or more of our product candidates. Fast Track status means that the FDA will perform an expedited review of our data upon the completion of clinical trials, which will thereby decrease the amount of time it will take a product candidate that has achieved such designation to reach the commercial market. However, there is no guarantee that any of our product candidates will be granted Fast Track status by the FDA or that, even if such product candidate is granted such status, the product candidate’s clinical development and regulatory approval process will not be delayed or will be successful.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submission or in the conduct of these trials. Therefore, we cannot predict with any certainty the schedule for future clinical trials.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support approval of our product candidates. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and preclinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve small patient populations. Because of small sample size, the results of these clinical trials may not be indicative of future results.

Physicians and patients may not accept and use our drugs. Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our products will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, regarding the safety and effectiveness of our drugs;
•	cost-effectiveness of our products relative to competing products;
•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of a drug to find market acceptance would harm our business and could require us to seek additional financing in order to fund the development of future product candidates.

Our drug-development program materially depends upon third-party researchers who are outside our control.

We materially rely upon independent investigators and collaborators, such as universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors to our detriment, our competitive position would be harmed.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We do not have experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently are contracting for the commercial scale manufacture of our product candidates. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If a product candidate we develop or acquire in the future receives FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Administration (the “DEA”), and corresponding state agencies to ensure strict compliance with good manufacturing practices and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We do not have experience selling, marketing or distributing products and we have no internal capability to do so.

We currently have no marketing, sales or distribution capabilities. If and when we become reasonably certain that we will be able to commercialize our current or future products, we anticipate allocating resources to the marketing, sales and distribution of our proposed products in North America However, we cannot assure that we will be able to market, sell and distribute our products successfully. Our future success also may depend, in part, on our ability to enter into and maintain collaborative relationships for such capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. Although we intend to pursue collaborative arrangements regarding the sale and marketing of our products, there can be no assurance that we will be able to establish or maintain our own sales operations or affect collaborative arrangements, or that if we are able to do so, our collaborators will have effective sales forces. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates, ZIO-101 and ZIO-201, is characterized by intense competition and rapid technological advances. If a product candidate receives FDA approval, it will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have products already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs or have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;
•	undertaking preclinical testing and human clinical trials;
•	obtaining FDA and other regulatory approvals of drugs;
•	formulating and manufacturing drugs; and
•	launching, marketing and selling drugs.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we have exclusive rights to certain U.S. and foreign intellectual property. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;
•	if and when patents will issue;
•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or
•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, it is our policy generally to require our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes or other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	abandon an infringing drug candidate;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages; or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;
•	private health maintenance organizations and health insurers; and
•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for our products, once approved, market acceptance of such products could be reduced.

We may not be able to successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business may be harmed.

Our business will subject us to the risk of liability claims associated with the use of hazardous materials and chemicals.

Our contract research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could have a materially adverse effect on our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require our contractors to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We rely on key executive officers and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies on any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

We will need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, as well as sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals is intense, and we cannot be certain that our search for such personnel will be successful. Attracting and retaining qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently carry clinical trial insurance and product liability insurance.

There are certain interlocking relationships among us and certain affiliates of Paramount, which may present potential conflicts of interest.

Lindsay A. Rosenwald, M.D., who may be deemed to beneficially own approximately 20.13% of our common stock, is Chairman and Chief Executive Officer of Paramount BioCapital, Inc., an investment banking firm that served as placement agent in connection with a private placement of ZIOPHARM’s Series A Convertible Preferred Stock that was completed in May 2005. Paramount also served as a finder in connection with the Company’s option and research agreements with Southern Research Institute. The Company paid fees and issued securities to Paramount or its designees in connection with these transactions and Paramount currently has a right of first refusal to act as the placement agent for the private sale of our securities until May 31, 2008. Dr. Michael Weiser and Timothy McInerney, each of whom is a member of the Company’s board of directors, are also full-time employees of Paramount. See “Certain Transactions and Relationships - ZIOPHARM Transactions and Relationship.”

Paramount, Dr. Rosenwald, Dr. Weiser, and Mr. McInerney are not obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance that any biomedical or pharmaceutical products or technologies identified in the future by such parties will be made available to us. In addition, certain of our current officers and directors, as well as officers or directors that may be hereafter appointed, may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

The resale of shares covered by this registration statement could adversely affect the market price of our common stock in the public market, which result would in turn negatively affect the Company’s ability to raise additional equity capital.

The sale, or availability for sale, of common stock in the public market pursuant to this registration statement may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities. Once effective, this registration statement will register the resale of a significant number of shares of our common stock. In fact, the registration statement will make publicly available for resale an additional 4,870,281 shares of our common stock, assuming the issuance of all shares of common stock offered hereunder. This figure represents approximately 67% of the shares of our common stock outstanding immediately after the effectiveness of this registration statement, assuming the issuance of all shares of common stock offered hereunder.

As of October 12, 2005, we had approximately 7,241,211 shares of common stock outstanding, and approximately 0.1% of such shares were available for sale without restriction. When the registration statement that includes this prospectus is declared effective, all 4,870,281 shares being offered hereby will be available for resale. The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there is a large number of shares registered hereunder, selling stockholders will continue to offer shares covered by this registration statement for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our becoming a public reporting company through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of the Company. Because we became public through a reverse merger, there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to provide analyst coverage of our Company in the future.

We are subject to Sarbanes-Oxley and the reporting requirements of federal securities laws, which can be expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, will cause our expenses to be higher than they would be if ZIOPHARM had remained privately held and did not consummate the Merger.

Our common stock trades only in an illiquid trading market.

Trading of our common stock is conducted on the over-the-counter bulletin board. This has an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of our Company and its common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There is not now, and there may not ever be an active market for shares of our common stock.

In general, there has been very little trading activity in shares of the Company’s common stock. The small trading volume will likely make it difficult for our stockholders to sell their shares as and when they choose. Furthermore, small trading volumes generally depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Because it is a “penny stock,” you may have difficulty selling shares of our common stock.

Our common stock is a “penny stock” and is therefore subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Securities and Exchange Commission. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as it meets certain per share price requirements (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

We have never paid dividends and do not intend to do so for the foreseeable future.

We have never paid dividends on our capital stock and we do not anticipate that we will pay any dividends for the foreseeable future. Accordingly, any return on an investment in our Company will be realized, if at all, only when you sell shares of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus that are forward-looking in nature are based on the current beliefs of our management as well as assumptions made by and information currently available to management, including statements related to the markets for our products, general trends in our operations or financial results, plans, expectations, estimates and beliefs. In addition, when used in this prospectus, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this prospectus with respect to future events, the outcome of which is subject to risks, which may have a significant impact on our business, operating results or financial condition. You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. We undertake no obligation to update forward-looking statements. The risks identified under the heading “Risk Factors” in this prospectus, among others, may impact forward-looking statements contained in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operation

Our plan of operation for the 12-month period commencing on the date of this prospectus, is to continue implementing our business strategy, including the clinical development of our two lead product candidates, ZIO-101 and ZIO-201. We also intend to expand our drug candidate portfolio by seeking additional drug candidates through in-licensing arrangements. We expect our principal expenditures during the next 12 months to include:

•	fees and milestone payments required under the license agreements relating to our existing product candidates;

•
clinical trial expenses, including the costs incurred with respect to the conduct of clinical trials for ZIO-101 and ZIO-201 and preclinical costs associated with back-up candidates ZIO-102 and ZIO-202;

•	costs related to the scale-up and manufacture of ZIO-101 and ZIO-201;

•	rent for our facilities; and

•	general corporate and working capital, including general and administrative expenses.

As part of our plan for additional employees, we anticipate hiring at least three to four additional full-time employees in medical, regulatory and administrative support. In addition, we intend to use senior advisors, consultants, clinical research organizations and third parties to perform certain aspects of product development, manufacturing, clinical and preclinical development, and regulatory and quality assurance functions.

At our current and desired pace of clinical development of our two product candidates, over the next 12 months we expect to spend approximately $4.6 million on clinical trials (including milestone payments that we expect to be triggered under the license agreements relating to our product candidates), approximately $3.7 million on manufacturing costs, $215,000 on facilities rent, and approximately $6.8 million on general corporate and working capital.

We believe we currently have sufficient capital to fund development and commercialization activities of ZIO-101 and ZIO-201 into the second quarter of 2006. Because our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product candidates beyond that time. We expect to raise such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to abandon our development and commercialization efforts, which would have a material adverse effect on the prospects of our business. Further, our assumptions relating the expected costs of development and commercialization and timeframe for completion are dependent on numerous factors other than available financing, including significant unforeseen delays in the clinical trial and regulatory approval process, which could be extremely costly. In addition, our estimates assume that we will be able to enroll a sufficient number of patients in each clinical trial.

Product Candidate Development and Clinical Trials

ZIO-101, organic arsenic, is being developed presently to treat advanced myeloma. As a follow-on to the ongoing phase I trials, a phase I/II trial in advanced multiple myeloma is in the advanced planning stage. With the completion of this trial in 2006, we expect to initiate a registration trial in advanced multiple myeloma. We will continue to explore the use of ZIO-101 in solid tumors as well as a phase II trial in advanced multiple myeloma using a different dosing regimen. Preclinical development will continue with a back-up compound designated as ZIO-102. Additional compounds are being synthesized under our agreement with the University of Texas M.D. Anderson Cancer Center and the Texas A&M University System. Technology transfer and scale-up for the commercial manufacture of the active pharmaceutical ingredient, its lyophilization, and final product specification will continue through the period leading to the expected registration trial in the first half of 2007.

ZIO-201, stabilized isophosphoramide mustard, is being developed presently to treat advanced sarcoma. As follow-on to the ongoing phase I trial, a phase I/II trial or a phase II trial in advanced sarcoma is in the advanced planning stage. With the completion of this trial in 2006, we expect to initiate a registration trial in advanced sarcoma in the first half of 2007. We will explore the potential to test ZIO-201 in pediatric sarcoma in a phase II trial. Preclinical development will continue with back-up analogues, one of which we would expect to be designated ZIO-202. Technology transfer and scale-up for the commercial manufacture of the active pharmaceutical ingredient, its lyophilization, and final product specification will continue through the period leading to the expected registration trial in the first half of 2007.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

General

ZIOPHARM Oncology, Inc. is a development-stage company that is seeking to develop and commercialize a diverse, risk-sensitive portfolio of in-licensed cancer drugs that address unmet medical needs. Our management and advisors are focused on licensing proprietary drug candidate families that are related to cancer therapeutics on the market where the application of new biological understanding and our drug development expertise will lead to a lower risk for clinical development failure while expediting clinical registration. We expect to commercialize our products on our own in North America but recognize that promising clinical trial results in cancers with a high incidence and prevalence might also be addressed in a commercial partnership with another company with the requisite financial resources. Currently, we are in U.S. Phase I studies for two product candidates known as ZIO-101 and ZIO-201. We currently intend to continue with clinical development of ZIO-101 for advanced myeloma and ZIO-201 for advanced sarcoma.

Our corporate office is located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036, and our telephone number is (646) 214-0700. Our business and development operations are located in Charlestown, Massachusetts.

Cancer Overview

Cancer is a group of diseases characterized by either the runaway growth of cells or the failure of cells to die normally. Often, cancer cells spread to distant parts of the body, where they can form new tumors. Cancer can arise in any organ of the body and, according to the American Cancer Society, strikes one of every two American men and one of every three American women at some point in their lives.

It is reported that there are more than 100 different varieties of cancer divided into six major categories. Carcinomas, the most common type of cancer, originate in tissues that cover a surface or line a cavity of the body. Sarcomas begin in tissue that connects, supports or surrounds other tissues and organs. Lymphomas are cancers of the lymph system, the circulatory system that bathes and cleanses the body’s cells. Leukemias involve blood-forming tissues and blood cells. As their name indicates, brain tumors are cancers that begin in the brain, and skin cancers, including dangerous melanomas, originate in the skin. Cancers are considered metastatic if they spread via the blood or lymphatic system to other parts of the body to form secondary tumors.

Cancer is caused by a series of mutations, or alterations, in genes that control cells’ ability to grow and divide. Some mutations are inherited; others arise from environmental factors such as smoking or exposure to chemicals, radiation, or viruses that damage cells’ DNA. The mutations cause cells to divide relentlessly or lose their normal ability to die.

The cost of cancer to the healthcare system is significant. The National Institute of Health estimates that the overall cost of cancer in 2003 was $189.5 billion. This cost includes an estimate of $64.2 billion in direct medical expenses, $16.3 billion in indirect morbidity costs, and $109 billion in indirect mortality costs.

Cancer Treatments

Major treatments for cancer include surgery, radiotherapy, and chemotherapy. There are many different drugs that are used to treat cancer, including cytotoxics or antineoplastics, hormones, and biologics. There are also many experimental treatments under investigation including radiation sensitizers, vaccines, gene therapy and immunotoxins. We believe cancer treatment represents a significant unmet medical need.

Radiotherapy. Also called radiation therapy, radiotherapy is the treatment of cancer and other diseases with ionizing radiation. Ionizing radiation deposits energy that injures or destroys cells in the area being treated - the target tissue - by damaging their genetic material, making it impossible for these cells to continue growing. Although radiation damages both cancer cells and normal cells, the latter are able to repair themselves and regain proper function. Radiotherapy may be used to treat localized solid tumors, such as cancers of the skin, tongue, larynx, brain, breast, or uterine cervix. It can also be used to treat leukemia and lymphoma.

Scientists are also looking for ways to increase the effectiveness of radiation therapy. Two types of investigational drugs are being studied for their effect on cells exposed to radiation. Radiosensitizers increase the damage done to tumor cells by radiation; and radioprotectors protect normal tissues from the effects of radiation.

Cytotoxics. Cytotoxics are anticancer drugs that destroy cancer cells by stopping them from multiplying. Healthy cells can also be harmed with the use of cytotoxics, especially those that divide quickly. Harm to healthy cells is what causes side effects. These cells usually repair themselves after chemotherapy. Chemotherapy can be used for different purposes which include curing cancer (when the patient remains free of evidence of cancer cells), controlling cancer (by preventing the cancer from spreading), and to relieving symptoms of cancer (such as pain, helping patients live more comfortably).

Cytotoxic agents act primarily on macromolecular synthesis, repair or activity, which affects the production or function of DNA, RNA or protein. Although there are many cytotoxic agents, there is a considerable amount of overlap in their mechanisms of action. As such, the choice of a particular agent or group of agents is generally not a consequence of a prior prediction of antitumor activity by the drug, but instead the result of empirical clinical trials.

Supportive Care. The treatment of a cancer may include the use of chemotherapy, radiation therapy, biologic response modifiers, surgery, or some combination of all of these or other therapeutic options. All of these treatment options are directed at killing or eradicating the cancer that exists in the patient’s body. Unfortunately, the delivery of many cancer therapies adversely affects the body’s normal organs. The undesired consequence of harming an organ not involved with cancer is referred to as a complication of treatment or a side effect.

Side effects, or complications of treatment cause inconvenience, discomfort, and occasionally, may even be fatal. Additionally and perhaps more importantly, side effects may also prevent doctors from delivering the prescribed dose of therapy at the specific time and schedule of the treatment plan. Therefore, side effects not only cause discomfort, but may also limit a patient’s ability to achieve the best outcome from treatment by preventing the delivery of therapy at its optimal dose and time.

In addition to anemia, fatigue, hair-loss, reduction in blood platelets and white and red blood cells, and bone pain, one of the most common side effects of chemotherapy is nausea and vomiting. Several drugs have been developed to help prevent and control chemotherapy-induced nausea and vomiting, which have led to improvements in the management of symptoms associated with this cancer treatment, allowing for greater accuracy and consistency concerning the administration of cancer treatment. Nausea and vomiting induced by chemotherapy are treated by drugs such as 5HT3 receptor antagonists, like ondansetron, which is a selective blocking agent of the hormone serotonin.

Product Candidates

ZIO-101

General. ZIO-101 is an organic arsenic compound covered by an issued U.S. patent and applications internationally. A form of commercially available inorganic arsenic (arsenic trioxide (Trisenox®) or ATO) has been approved for the treatment of acute promyelocytic leukemia (APL), a precancerous condition, and is on the compendia listing for the therapy of multiple myeloma as well as having been studied for the treatment of various other cancers. Nevertheless, ATO has been shown to be toxic to the heart and liver, limiting its use as an anti-cancer agent. Inorganic arsenic has also been shown to cause cancer of the skin and lung in humans. The toxicity of arsenic generally is correlated to its accumulation in organs and tissues. Our preclinical studies demonstrated that ZIO-101 (and organic arsenic in general) is considerably less toxic than inorganic arsenic, particularly with regard to heart toxicity.

In vitro testing of ZIO-101 using the National Cancer Institute’s human cancer cell panel detected activity against lung, colon, brain, melanoma, ovarian and kidney cancer. Moderate activity was detected against breast and prostate cancer.

In addition to solid tumors, in vitro testing in both the National Cancer Institute’s cancer cell panel and in vivo testing in a leukemia animal model demonstrated substantial activity against hematological cancers (cancers of the blood and blood-forming tissues) such as leukemia, lymphoma, myelodysplastic syndromes and multiple myeloma. Leukemia is a cancer that begins in blood-forming tissue such as the bone marrow and causes large numbers of blood cells to be produced and enter the bloodstream. Lymphomas are cancers that begin in cells of the immune system. Myelodysplastic syndromes, also called preleukemia or smoldering leukemia, are diseases in which the bone marrow does not function normally.

Clinical Lead Indications: Multiple Myeloma. Multiple myeloma, a common hematological malignancy, is among a group of plasma cell cancers associated with the overproduction of monoclonal immunoglobulin (M-protein). Primary treatment for multiple myeloma is systemic chemotherapy. Approximately 15-20% of patients who have the disease are resistant to aggressive primary treatment. Even with prompt institution of systemic treatment, the drug-sensitive phase of the disease usually lasts only two to three years for most patients before resistance appears (although in a small patient population sensitivity to systemic therapy can last for five to ten years). The median survival of patients with progressive or resistant disease is three to four years.

The standard of care for progressive or resistant multiple myeloma may be in transition. Recent clinical trials offer evidence supporting the use of thalidomides and proteosome inhibitors, either alone or in combination with other agents. Unfortunately, neither treatment is universally effective, each can be quite toxic, and all patients who receive them will likely develop progressive disease. As a result, we expect that the medical community will continue to embrace new agents that provide incremental benefit to patients without undue toxicity. We are hopeful that the novel mechanism of action of ZIO-101, combined with its anticipated safety profile, will encourage its use in the treatment of advanced myeloma and possibly a variety of other tumors. Currently, we expect that advanced myeloma will be the indication for which it is most likely to seek initial regulatory approval for ZIO-101.

Clinical Development Plan for ZIO-101. We have commenced two phase I clinical trials (hematological and solid tumor) at the University of Texas M.D. Anderson Cancer Center using ZIO-101 in refractory disease. Phase I testing is primarily focused on assessing drug safety; however, one patient in the solid tumor trial has evidenced a response without toxicity (as reported by the investigator). The starting dose in both phase I trials was about 14 times the labeled dose of inorganic arsenic. The dose has been escalated to the next level in one trial, and to date has been well tolerated.

The goal of the phase I trials are to determine dose-limiting toxicity and maximum tolerated dose. In addition, assessments of pharmacokinetic data will be obtained along with any indication of efficacy. We expect to follow these phase I trials with a phase I/II trial in advanced myeloma. We currently anticipate reporting some phase I/II trial results in the first half of 2006. A second phase II trial in myeloma is under consideration for initiation in early 2006. It is expected that a pivotal trial in multiple myeloma would begin in the first half of 2007.

The solid tumor trial is seeking to confirm data collected during preclinical studies that indicated activity in a variety of solid tumors. While the current focus for product registration is myeloma, these phase I study results will be instructive for further development plans in solid tumors.

ZIO-201

General. ZIO-201, or isophosphoramide mustard (IPM), is a proprietary stabilized metabolite of ifosfamide that is also related to cyclophosphamide. A patent application for pharmaceutical composition has been filed. Cyclophosphamide and ifosfamide are alkylating agents. Cyclophosphamide is the most widely used alkylating agent in cancer therapy and is used to treat breast cancer and non-Hodgkin’s lymphoma. Ifosfamide has been shown to be effective in high dose by itself, or in combination in treating sarcoma and lymphoma. Although ifosfamide-based treatment generally represents the standard of care for sarcoma, it is not licensed for this indication by the FDA.

Our preclinical studies have shown that, in animal and laboratory models, IPM evidences activity against leukemia and solid tumors. These studies also indicate that ZIO-201 has a better pharmacokinetic and safety profile than ifosfamide or cyclophosphamide, offering the possibility of safer and more efficacious therapy with ZIO-201.

Ifosfamide is metabolized to IPM. In addition to IPM, another metabolite of ifosfamide is acrolein, which is toxic to the kidneys and bladder. The presence of acrolein can mandate extensive in-hospital hydration and the administration of a protective agent called Mesna®, which is inconvenient and expensive. Chloroacetaldehyde is another metabolite of ifosfamide and is toxic to the central nervous system, causing “fuzzy brain” syndrome for which there is currently no protective measure. Similar toxicity concerns pertain to high-dose cyclophosphamide, which is widely used in bone marrow and blood cell transplantation. Because ZIO-201 is independently active—without acrolein or chloroacetaldehyde metabolites—the Company believes that the administration of ZIO-201 may avoid the toxicities of ifosfamide and cyclophosphamide without compromising efficacy.

In addition to anticipated lower toxicity, ZIO-201 may have other advantages over ifosfamide and cyclophosphamide. ZIO-201 likely cross-links DNA differently than ifosfamide or cyclophosphamide metabolites, resulting in a different activity profile. Moreover, in some instances ZIO-201 appears to show activity in ifosfamide- and/or cyclophosphamide-resistant cancer cells.

Potential Lead Indications for ZIO-201: Sarcomas. Sarcomas are cancers of the bone, cartilage, fat, muscle, blood vessels, or other connective or supportive tissue. Soft tissue sarcomas, the expected lead indication for ZIO-201, are relatively rare; there are 8,000 to 10,000 new cases each year in adults in the United States. On the other hand, in children, soft tissue sarcomas account for approximately 10% of all childhood cancers. There are more than 50 histological or tissue types of soft tissue sarcomas. The prognosis for patients with adult soft tissue sarcomas depends on several factors, including the patient’s age, size of the primary tumor, histological grade, and stage of the tumor. Factors associated with a poorer prognosis include age greater than 60 years, tumors larger than five centimeters, and high-grade histology. While small, low-grade tumors are usually curable by surgery alone, higher-grade or larger sarcomas are associated with higher local treatment failure rates and increased metastatic potential. Ifosfamide-based chemotherapy is a frequent standard of care for the treatment of metastatic tumors. It may also used in the adjuvant setting for high-risk primary tumors.

ZIO-201 may be a useful agent that, either alone or in combination, can deliver therapeutic activity with fewer to no side effects of the type that have been associated with ifosfamide. In the United States, ifosfamide is regularly included in combination regimens for the treatment of sarcomas, testicular cancers, head and neck cancer and some types of non-Hodgkin’s lymphomas. We believe that ZIO-201 may be able to replace ifosfamide in any or all of these combination protocols.

Clinical Development Plan for ZIO-201. A phase I clinical trial is being conducted at two centers with the objective of establishing maximum tolerated dose. The current dose level in this phase I trial is believed to be comparable to a relatively high dose of ifosfamide. The drug is being administered without Mesna®. Furthermore, one patient has evidence of stable disease. We intend to initiate a phase I/II trial in advanced sarcoma and expects early results in the first half of 2006. We are also planning to implement a high dose phase I study in sarcoma and is exploring a phase II study in pediatric sarcoma. These trials would support the design and implementation of a phase III registration study in the first half of 2007.

Competition

The development and commercialization for new products to treat cancer is highly competitive, and there will be considerable competition from major pharmaceutical, biotechnology, and specialty cancer companies. Many of our competitors have substantially more resources than the Company, including both financial and technical. In addition, many of these companies have more experience than the Company in preclinical and clinical development, manufacturing, regulatory, and global commercialization. The Company is also competing with academic institutions, governmental agencies and private organizations that are conducting research in the field of cancer. Competition for highly qualified employees is intense.

There are a number of companies developing chemotherapies for cancer and in particular for multiple myeloma and sarcoma. Millennium Pharmaceuticals, Inc. and Celgene Corporation have marketed products to treat multiple myeloma, and many other product candidates are in clinical trials and preclinical research. There are a more limited number of competitors developing new approaches to treat sarcoma, Ariad Pharmaceuticals principal among them.

In addition to competitive companies, treatments for cancer that compete with our product candidates are summarized under the caption “Cancer Treatments.”

License Agreements and Intellectual Property

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, to preserve our trade secrets, and to operate without infringing the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek the broadest possible intellectual property protection for our product candidates through a combination of contractual arrangements and patents, both in the United States and abroad.

Patent and Technology License Agreement — University of Texas M. D. Anderson Cancer Center and the Texas A&M University System. On August 24, 2004, the Company entered into a Patent and Technology License Agreement with The Board of Regents of the University of Texas System, acting on behalf of the University of Texas M. D. Anderson Cancer Center and the Texas A&M University System (collectively, the “Licensors”). Under this agreement, the Company was granted an exclusive, worldwide license to rights (including rights to U.S. and foreign patent and patent applications and related improvements and know-how) for the manufacture and commercialization of two classes of organic arsenicals (water- and lipid-based) for human and animal use. The class of water-based organic arsenicals includes ZIO-101.

In October 2004, we received a notice of allowance for U.S. Patent Application No. 10/337969, entitled “S-dimethylarsino-thiosuccinic acid S-dimethylarsino-2-thiobenzoic acid S-(simethylarsino) glutathione as treatments for cancer.” The patent was granted on June 28, 2005. The patent application claims both therapeutic uses and pharmaceutical compositions containing a novel class of organic arsenicals, including ZIO-101, for the treatment of cancer.

As partial consideration for the license rights obtained by us, we paid the Licensors an upfront, nonrefundable $125,000 fee and issued 250,487 shares of our common stock to University of Texas M. D. Anderson Cancer Center and granted it an option to purchase an additional 50,222 shares of our common stock for approximately $0.002 per share (such share amounts and option exercise price have been adjusted to reflect to the Merger). The option will vest and become exercisable with respect to 50% of its shares upon completion of the dosing of the last patient for both the blood and solid tumor phase I trials for ZIO-101. Another 25% of the shares subject to the option will vest upon enrollment of the first patient in a multi-center pivotal clinical trial (i.e., a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable New Drug Application (“NDA”) for ZIO-101, with the remaining 25% vesting upon the filing of an Investigational New Drug (“IND”) for ZIO-101. As additional consideration for the license, the Licensors are entitled to receive up to an aggregate of $4.85 million in cash payments, payable in varying amounts, upon the achievement of certain milestones, including $100,000 that we paid upon the commencement of the phase I clinical trial for ZIO-101 in May 2005. The Licensors are entitled to receive royalty payments from sales of a licensed product (should such a product be approved for commercial sale), as well and a portion of any fees that we may receive from a sublicensee. Finally, the license agreement provides that we will enter into two separate sponsored research agreements with the Licensors, each of which will require that we make annual payments of $100,000 for no less than two years. We will have the exclusive right to all intellectual property rights resulting from such research pursuant to the terms of the agreements.

The agreement also contains other provisions customary and common in similar agreements within the industry, such as our right to sublicense our rights under the agreement. Nevertheless, if we sublicense our rights prior to the commencement of a pivotal clinical trial (i.e., a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable NDA), the Licensors will generally be entitled to receive a share of the payments we receive in exchange for the sublicense (subject to certain exceptions).

License Agreement with DEKK-Tec, Inc. On October 15, 2004, we entered into a license agreement with DEKK-Tec, Inc., pursuant to which we were granted an exclusive, worldwide license to the second of our lead product candidates, ZIO-201.

As partial consideration for the license rights obtained by us, we paid DEKK-Tec an upfront, non-refundable $50,000 fee. In addition, DEKK-Tec is entitled to receive cash payments in the aggregate amount of up to $3.9 million, which are payable in varying amounts upon the occurrence of certain milestone events. The majority of these milestone payments will be creditable against future royalty payments, as referenced below. We also issued DEKK-Tec an option to purchase up to 27,616 shares of our common stock for approximately $0.02 per share (such share amount and option exercise price have been adjusted to reflect to the Merger), which option vested with respect to 6,904 post-Merger shares upon the execution of the license agreement. The option will vest with respect to the remaining shares upon certain milestone events culminating with final FDA approval of the first NDA submitted by us (or by our sublicensee) for ZIO-201. Finally, DEKK-Tec also is entitled to receive royalty payments on the sales of ZIO-201 should it be approved for commercial sale. The license agreement also contains other provisions customary and common in similar agreements within the industry.

Option and Research Agreements with Southern Research Institute (“SRI”). On December 22, 2004, we entered into an Option Agreement with SRI, pursuant to which we were granted an exclusive option to obtain an exclusive license to SRI’s interest in certain intellectual property, including exclusive rights related to certain isophosphoramide mustard analogs. Also on December 22, 2004, we entered into a Research Agreement with SRI pursuant to which we agreed to spend a sum not to exceed $200,000 between the execution of the agreement and December 21, 2006, including a $25,000 payment that we made simultaneously with the execution of the agreement, to fund research and development work by SRI in the field of isophosphoramide mustard analogs. Under the terms of the option agreement, our exclusive right to exercise the option will expire 60 days after the termination or expiration of the SRI’s research and development work in the field of isophosphoramide mustard analogs, and the delivery of the certain required reports.

Other Intellectual Property Rights and Protection. We depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as those of our advisors, consultants and other contractors, none of which is patentable. To help protect proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely, and in the future will continue to rely, on trade secret protection and confidentiality agreements to protect our interests. To this end, we generally require employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Governmental Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve pending New Drug Applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of our drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies;
•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;
•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;
•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or “cGMPs”; and
•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. The Company cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II, or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, a company or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The agencies review the application and may deem it to be inadequate to support the registration, and companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. A company cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Section 505(b)(2) of the FDCA allows the FDA to approve a follow-on drug on the basis of data in the scientific literature or a prior FDA approval of an NDA for a related drug. This procedure potentially makes it easier for generic drug manufacturers to obtain rapid approval of new forms of drugs based on proprietary data of the original drug manufacturer.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Employees

As of the date of this current report, we have 11 employees, all of which are full-time employees. We intend to hire an additional three to four employees prior to the end of 2005.

Description of Property

Our corporate office is located at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036. The New York office space is subject to a five-year lease agreement that expires in June 2010. Under the terms of the lease, we lease approximately 2,580 square feet and are required to make monthly rental payments of approximately $10,100 until December 31, 2007, with such payments increasing to approximately $11,000 thereafter through the remainder of the term of the lease. Our business and development operations are located as 197 Eighth Street, Suite 300, Charlestown, Massachusetts 02129. The Charlestown office space is subject to a five-year lease agreement that expires in October 2009. Under the terms of the lease, we lease approximately 2,800 square feet and are required to make monthly rental payments that range from $4,200 during the first year of the lease to $4,900 during the last year of the lease. Effective November 2005, we amended our lease in Charlestown, Massachsuetts to expand our commercial space by approximately 830 square feet.

Legal Proceedings

We are not currently involved in any material legal proceedings.

MANAGEMENT

Directors and Executive Officers

At the effective time of the Merger, our board of directors was reconstituted by the appointment of Jonathan Lewis, Richard Bagley, Murray Brennan, James Cannon, Senator Wyche Fowler, Jr., Gary S. Fragin, Timothy McInerney and Michael Weiser as directors (all of whom were directors of ZIOPHARM immediately prior to the Merger), and the resignations of David C. Olson and David Floor from their roles as our directors. Our executive management team was also reconstituted and David C. Olson resigned from his positions as our President, Treasurer and Secretary. The following table sets forth the name, age and position of each of our directors and executive officers as of the date of this prospectus.

Name	Age	Positions
Jonathan Lewis, M.D., Ph.D.	47	Director & Chief Executive Officer
Richard Bagley	62	Director, President, Chief Operating Officer & Treasurer
Robert Peter Gale, M.D., Ph.D, DSc.	60	Senior Vice President Research
Murray Brennan, M.D.	65	Director
James Cannon	67	Director
Senator Wyche Fowler, Jr., JD	64	Director
Gary S. Fragin	59	Director
Timothy McInerney	44	Director
Michael Weiser, M.D., Ph.D.	43	Director

The biographies of the directors and executive officers listed above are set forth below, all of whom began serving us in their respective positions at the effective time of the Merger.

Jonathan Lewis is our Chief Executive Officer and a director, and has served as Chief Executive Officer and a director of ZIOPHARM since January 2004. From July 1994 until June 2001, Dr. Lewis served as Professor of Surgery and Medicine at Memorial Sloan-Kettering Cancer Center and he served as Chief Medical Officer and Chairman of the Medical Board at Antigenics, Inc. from June 2000 until November 2003. He serves as a director on the Board of POPPA (the Police Organization Providing Peer Assistance) of the New York Police Department (NYPD).

Richard Bagley serves as our President, Chief Operating Officer, Treasurer and Director and has served as President and Chief Operating Officer of ZIOPHARM since July 2004 and as ZIOPHARM’s Treasurer since March 2005. Prior to that, he served as a consultant to ZIOPHARM while serving as a senior advisor to The University of Texas M.D. Anderson Cancer Center. Mr. Bagley served in several capacities at Squibb Corporation from 1985-1990, including as President E. R. Squibb & Sons, U.S. in 1988 and 1989.  He served as Director, Chief Executive Officer and President of ImmuLogic Pharmaceutical Corporation from 1990 to 1994, as Director, Chief Executive Officer and Chairman of ProScript, Inc. from 1994 to 1998, as Director, President and Chief Executive Officer of AltaRex Corp. from 1998 to May 2003, and thereafter as a part time consultant and advisor in life sciences until joining ZIOPHARM full time. Mr. Bagley initiated a career in pharmaceuticals in 1968 with Smith Kline and French Laboratories, leaving in 1985 after serving as President of the consumer products division.

Robert Peter Gale is our Senior Vice President Research and has served ZIOPHARM in that capacity since January 2004. Dr. Gale is also on the medical staff of UCLA School of Medicine in the Department of Medicine, Division of Hematology and Oncology and is Visiting Professor of Hematology at Imperial College of Science, Technology and Medicine, Hammersmith Hospital, London. Dr. Gale served as Senior Vice President for Medical Affairs at Antigenics, Inc. from April 2001 until May 2002 and as a consultant to that company from May 2002 through May 2004.

Murray Brennan is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Dr. Brennan has been Chairman of Memorial Sloan-Kettering Cancer Center’s Department of Surgery since 1985, and is a former Vice President of the American College of Surgeons, a position he held from 2004 to 2005. Dr. Brennan is also a member of the National Academy of Sciences. He served as director of the American Board of Surgery from 1984 to 1990, Chairman of the American College of Surgeons’ Commission on Cancer from 1992 to 1994, President of the Society of Surgical Oncology from 1995 to 1996, and President of the American Surgical Association from 2002 to 2003.

James Cannon is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Mr. Cannon is Vice Chairman, Chief Financial Officer and a member of the board of directors of BBDO Worldwide. Mr. Cannon joined BBDO in 1967, was appointed Chief Financial Officer of the agency in 1984, and was elected to its board of directors in 1985. In 1986, Mr. Cannon was appointed Comptroller and a member of the board of directors of Omnicom, a company affiliated with BBDO Worldwide, and served in those capacities through May 2002. In 1987, Mr. Cannon also served as Director of Financial Operations of the Omnicom Group from 1987 to 1989, when he rejoined BBDO Worldwide as Executive Vice President and Chief Financial Officer. Mr. Cannon was appointed Vice Chairman of BBDO Worldwide in 1990.

Senator Wyche Fowler, Jr. is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Senator Fowler has been engaged in an international business and law practice since May 2001, and has served as chairman of the board of the Middle East Institute, a non-profit foundation in Washington, DC, since September 2001. Senator Fowler served as U.S. Senator from Georgia from January 1987 to January 1993, and had previously served in the U.S. House of Representatives from 1977 until his senatorial election. During his time in the U.S. Senate, Senator Fowler served as a member of the Senate Appropriations, Budget, Energy and Agriculture Committees. While in the U.S. House of Representatives, he was a member of the House Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. President Clinton appointed Senator Fowler as Ambassador to the Kingdom of Saudi Arabia in 1996, where he served through 2001. Senator Fowler is a member of the board of directors of Brandywine Realty Trust, a real estate investment trust traded on the New York Stock Exchange.

Gary S. Fragin is a director of the Company and has served as a member of ZIOPHARM’s board of directors since December 22, 2004. Mr. Fragin is currently managing partner of Osborn Partners, LP and managing partner of Fragin Asset Management, LP, positions. Mr. Fragin was the General Partner and Chief Administrative/Operating Officer of Steinhardt Organization, prior to which he  was a partner, Director of Trading and member of the Management Committee and Executive Committee at Oppenheimer and Co.

Timothy McInerney is a director of the Company and has served on ZIOPHARM board of directors since July 20, 2005. Since 1992, Mr. McInerney has been a Managing Director of Paramount BioCapital, Inc. where he oversees the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear, Stearns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also has worked in sales and marketing for Bristol-Myers Squibb.

Michael Weiser is a director of the Company and has served on ZIOPHARM’s board of directors since ZIOPHARM’s inception. Dr. Weiser is the Director of Research of Paramount BioCapital. In addition to serving on the boards of directors of several privately-held companies, Dr. Weiser currently serves on the board of directors of Manhattan Pharmaceuticals, Inc., VioQuest Pharmaceuticals, Inc., Hana BioSciences, Inc. and Chelsea Therapeutics, Inc., all publicly-traded biotechnology companies.

The board of directors of ZIOPHARM, the Company’s wholly owned subsidiary after the Merger, consists of the same persons currently serving as Company directors. Furthermore, the executive officers of ZIOPHARM are the same persons currently serving in such roles for the Company.

There are no family relationships among our executive officers or directors.

Audit Committee

Effective as of the Merger, we formed an audit committee of the board of directors. The current members of the audit committee are Mr. James Cannon, who serves as the committee’s Chairman, and Messrs. Fragin and Bagley. The audit committee assists the Board of Directors in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared; that there is consistent application of generally accepted accounting principles; and that there is compliance with management’s policies and procedures. In performing these functions, the audit committee will meet periodically with the independent auditors and management to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the audit committee recommends the independent auditors for appointment by the board of directors. Prior to the Merger, the Company did not have an audit committee. Two members of the audit committee are independent, as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The board of directors has determined that each of the audit committee members is able to read and understand fundamental financial statements. In addition, the board of directors has determined that at least one member of the audit committee, Mr. James Cannon, is an “audit committee financial expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Securities and Exchange Act of 1934. Mr. Cannon’s relevant experience includes his current service as the Chief Financial Officer of BBDO Worldwide, a position he has held for the past 20 years, and his past service as director of financial operations of the Omnicom Group.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer during the fiscal year ended December 31, 2004; and (ii) each other individual that served as an executive officer of us or of ZIOPHARM, Inc. as of December 31, 2004 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executives”).

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Securities Underlying Options (#)

Dr. Jonathan Lewis,
Chief Executive Officer (1)	2004	344,167	500,000	(2)	9,099	268,653

Richard Bagley,
President, Chief Operating Officer and Treasurer (3)	2004	43,750	75,000	(4)	4,057	150,668

Dr. Robert Peter Gale,
Senior Vice President Research (5)	2004	239,583	150,000	(6)	2,543	25,110

David C. Olson
Former Chief Executive Officer (7)	2004	0	—		—	—
	2003	0	—		—	—
	2002	0	—		—	—

(1)	Dr. Lewis became our Chief Executive Officer effective as of the Merger. Prior to the Merger, Dr. Lewis served as Chief Executive Officer of ZIOPHARM, Inc. since January 8, 2004.
(2)	Includes a signing bonus of $250,000 paid on February 23, 2004 and a guaranteed bonus of $250,000 for work performed in fiscal 2004 that was paid on April 22, 2005.
(3)
Mr. Bagley became the President, Chief Operating Officer and Treasurer of the Company effective as of the Merger. Prior to the Merger, Mr. Bagley served President and Chief Operating Officer of ZIOPHARM, Inc. since July 21, 2004 and as Treasurer of ZIOPHARM, Inc. since March, 2005.

(4)	Mr. Bagley received a signing bonus of $50,000 on July 15, 2004 and was due $25,000, a portion of his guaranteed bonus, as of December 31, 2004.
(5)
Dr. Gale became the Company’s Senior Vice President Research effective as of the Merger. Prior to the Merger, Dr. Gale served as Senior Vice President Research of ZIOPHARM, Inc. since January 15, 2004.

(6)	Includes a guaranteed bonus of $150,000 for work performed in fiscal 2004 that was paid on April 16, 2005.
(7)
During fiscal year 2004, Mr. Olson received no cash compensation for services rendered in his capacity as our President, Chief Operating Officer and Treasurer. Mr. Olson resigned as an executive officer effective upon the Merger and, in connection with the Merger, we paid Mr. Olson a one-time fee of $57,500 pursuant to his December 9, 2004 employment agreement.

Stock Options

Upon the Merger, we assumed ZIOPHARM’s 2003 Stock Option Plan as our Stock Option Plan. Since January 1, 2005, there have been 581,451 stock options awarded to the named executives through September 13, 2005, and all such grants have been made under the 2003 Stock Option Plan. Prior to the Merger, we had an Incentive Stock Option Plan of EasyWeb, Inc. under which 175,000 shares of common stock were reserved for issuance. That stock option plan was terminated effective as of the Merger.

Option Grants in Last Fiscal Year

The following table sets forth the information concerning individual grants of stock options made by us or ZIOPHARM to the named executives during the fiscal year ended December 31, 2004. All share numbers and dollar amounts are set forth on a post-Merger basis.

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees In Fiscal Year	Exercise of Base Price ($/share)	Expiration Date(s)
Dr. Jonathan Lewis (1)	25,674	5.2%	$0.08	1/8/14
Dr. Jonathan Lewis (1)	242,979	48.9%	$0.08	1/27/14
Richard Bagley (2)	150,668	30.4%	$1.70	7/1/14
Dr. Robert Peter Gale	2,567	0.5%	$0.44	1/15/14
Dr. Robert Peter Gale	22,543	4.5%	$0.44	1/27/14
David C. Olson	0	0%	—	—

(1)
The number of securities underlying options is subject to an anti-dilution provision pursuant to which Dr. Lewis is entitled to purchase no less than 5% of the Company’s common stock until such time as the Company has raised $25 million in financing.

(2)
The number of securities underlying options is subject to an anti-dilution provision pursuant to which Mr. Bagley is entitled to purchase no less than 3% of the Company’s common stock until such time as the Company has raised $25 million in financing.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth the total amount of shares acquired by the named executives upon exercises of stock options during fiscal year 2004, the aggregate dollar value realized upon such exercise, the total number of securities underlying unexercised options held at the conclusion of fiscal year 2004 (separately identifying then-exercisable and unexercisable options), and the aggregate dollar value of in-the-money, unexercised options held at the conclusion of fiscal year 2004 (separately identifying then-exercisable and unexercisable options). All share numbers and dollar amounts with respect to Dr. Lewis and Gale and Mr. Bagley have been adjusted to reflect the exchange of ZIOPHARM, Inc. securities in the Merger.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options at FY-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($) Exercisable / Unexercisable(1)
Dr. Jonathan Lewis	0	0	0 / 268,653	0 / 1,136,873
Richard Bagley	0	0	0 / 150,668	0 / 393,982
Dr. Robert Peter Gale	0	0	0 / 25,110	0 / 97,237
David C. Olson	0	0	0 / 0	0 / 0

(1)
Value of unexercised in-the-money options on December 31, 2004 is based on a $2.16 per share value of ZIOPHARM, Inc. stock ($4.31 per share of the Company's common stock on a post-Merger basis), as determined by the ZIOPHARM, Inc. Board of Directors at such time. As of December 31, 2004, no trades of the Company’s common stock had been conducted on the Over-the-Counter Bulletin Board.

Employment and Change-in-Control Agreements

On December 9, 2004, we entered into an employment agreement with David C. Olson. Under the terms of the agreement, we agreed to pay Mr. Olson a one-time fee of $100,000 if and when we completed a merger, acquisition, or related transaction. In connection with the Merger, Mr. Olson agreed to reduce this amount to the extent that our unconsolidated liabilities immediately following the Merger exceeded $425,000. On December 10, 2004, we entered into a management consulting services agreement with David Floor. Under the terms of the agreement, we agreed to pay Mr. Floor a one-time fee of $10,000 plus expenses, upon the closing of any transaction leaving us with a positive business direction and available finances. In connection with the Merger, we paid Messrs. Olson and Floor $57,500 and $100,000, respectively, under the terms of their agreements with us. Each such agreement was terminated in its entirety in connection with the Merger.

On January 8, 2004, ZIOPHARM entered into a three-year employment agreement with Dr. Jonathan Lewis, under which we succeeded to ZIOPHARM’s rights and obligations upon the Merger. Under the agreement, Dr. Lewis receives an annual base salary of $350,000 and a guaranteed annual bonus of $250,000. In addition, Dr. Lewis is eligible to receive an annual discretionary bonus of up to 100% of his base salary, as determined by our board of directors. ZIOPHARM also paid Dr. Lewis a one-time bonus of $250,000 upon execution of his employment agreement. Depending upon the events surrounding a possible termination of Dr. Lewis’ employment, he may continue to receive his base salary and, in certain circumstances, his guaranteed bonus for one year following such termination. In addition, the vesting of Dr. Lewis’ stock options may accelerate in whole or in part upon such termination. Dr. Lewis has agreed not to compete with us during the term of the employment agreement and for a one-year period thereafter, provided that we continue to pay his base salary and guaranteed bonus for that one-year period.

Pursuant to the terms of his employment agreement, we have granted Dr. Lewis options to purchase up to 410,603 shares of common stock at $0.08 per share (adjusted to give effect to the Merger). The options vest in three equal annual installments, the first of which vested on January 8, 2005, with the remaining installments vesting on January 8, 2006 and January 8, 2007. The option is subject to anti-dilution protection from the issuance of equity securities in financing transactions to the extent that Dr. Lewis will maintain potential equity ownership of at least 5% of our stock until such time as we have received $25 million in gross proceeds from such transactions. The options are governed by our 2003 Stock Option Plan.

On July 21, 2004, ZIOPHARM entered into a three-year employment agreement with Mr. Richard Bagley, under which we succeeded to ZIOPHARM’s rights and obligations upon the Merger. Under the agreement, Mr. Bagley receives an annual base salary of $250,000 and a guaranteed annual bonus of $50,000. In addition, Mr. Bagley is eligible to receive an annual discretionary bonus, as determined by our board of directors. ZIOPHARM also paid Mr. Bagley a one-time bonus of $50,000 upon execution of his employment agreement. Depending upon the events surrounding a possible termination of Mr. Bagley’s employment, he may continue to receive his base salary and, in certain circumstances, his guaranteed bonus for one year following such termination. In addition, the vesting of Mr. Bagley’s stock options may accelerate in whole or in part upon such termination. Mr. Bagley has agreed not to compete with us during the term of the employment agreement and for a one-year period thereafter, provided that we continue to pay his base salary for that one-year period.

Pursuant to the terms of his employment agreement, we granted Mr. Bagley options to purchase up to 241,282 shares common stock at $1.70 per share (adjusted to give effect to the Merger). The options vest in three equal annual installments, the first of which vested on July 1, 2005, with the remaining installments vesting on July 1, 2006 and July 1, 2007. The option is subject to certain anti-dilution protections from the issuance of equity securities in financing transactions so that Mr. Bagley will maintain potential equity ownership of at least 3% of our stock until such time as we have received $25 million in gross proceeds from such transactions. The options are governed by our 2003 Stock Option Plan.

On January 14, 2004, ZIOPHARM entered into a three-year employment agreement with Dr. Robert Peter Gale, under which we succeeded to ZIOPHARM’s rights and obligations upon the Merger. Under the agreement, Dr. Gale receives an annual base salary of $250,000 and a guaranteed annual bonus of $150,000. In addition, Dr. Gale is eligible to receive an annual discretionary bonus, as determined by our board of directors. Depending upon the events surrounding a termination of Dr. Gale’s employment, he may continue to receive his base salary and, in certain circumstances, his guaranteed bonus for one year following such termination. In addition, the vesting of Dr. Gale’s stock options may accelerate in whole or in part upon such termination. Dr. Gale has agreed not to compete with us during the term of the employment agreement and for one-year following the expiration of his employment agreement.

Pursuant to the terms of his employment agreement, we granted Dr. Gale options to purchase up to 25,110 shares of common stock at $0.44 per share, respectively (adjusted to give effect to the Merger). The options vest in three equal annual installments, the first of which vested on January 15, 2005, with the remaining installments vesting on January 15, 2006 and January 15, 2007. The options are governed by our 2003 Stock Option Plan.

Compensation of Directors

Prior to the Merger, our directors received no compensation pursuant to any standard arrangement for their services as directors. Nevertheless, during the year ended December 31, 2004, we issued Mr. David Floor 5,000 shares of our common stock (adjusted to reflect to the 1-for-40 share combination effected immediately prior to the Merger) in exchange for directors fees.

Our Board of Directors currently schedules monthly telephonic board meetings and quarterly in-person meetings held at our principal corporate office. Each director receives quarterly compensation of $3,000 in arrears. The non-management members of the Board also receive stock options as granted from time to time and as recommended by the Compensation Committee.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of our outstanding common stock as of September 29, 2005 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of the named executives, and (iv) all current executive officers and directors as a group. Except as indicated in the footnotes below, the persons listed below possess sole voting and investment power with respect to their shares.  Except as otherwise indicated, the address of the persons listed below is 1180 Avenue of the Americas, 19th Floor, New York, NY 10036.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)
Dr. Jonathan Lewis (2)	136,868	1.88%
Richard Bagley (3)	80,428	1.11%
Robert Peter Gale (4)	8,371	*
Murray Brennan	0	*
James Cannon	0	*
Hon. Wyche Fowler	0	*
Gary Fragin	0	*
Timothy McInerney (5)	79,972	1.11%
Michael Weiser (6)	119,011	1.65%
All current executive officers and directors as a group (7)	424,650	5.71%
Mibars, LLC 365 West End Avenue New York, NY 10024	1,214,456	16.97%
Lindsay A. Rosenwald (8) 787 Seventh Avenue, 48th Floor New York, NY 10019	1,498,087(8)	20.13%
Atlas Equity I, Ltd. 181 W. Madison, Suite 3600 Chicago, IL 60602	695,797	9.72%
Lester E. Lipschutz 1650 Arch Street, 22nd Floor Philadelphia, PA 19103	463,864(9)	6.48%
David C. Olson (10) 6025 South Quebec Street, Suite 135 Englewood, CO 80111	54,008(10)	*

* Less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules, beneficial ownership includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Includes 136,868 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(3)	Includes 80,428 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(4)	Includes 8,371 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within the next 60 days.

(5)	Includes 20,767 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.

(6)	Includes 35,566 shares issuable upon the exercise of warrants that are currently exercisable or will become exercisable within the next 60 days.

(7)	Includes 282,000 shares issuable upon the exercise of convertible securities that are currently exercisable or will become exercisable within the next 60 days.

(8)
Excludes 463,864 shares held by certain trusts for the benefit of Dr. Rosenwald and his family for which Dr. Rosenwald disclaims beneficial ownership. Includes 221,011 shares issuable upon the exercise of warrants granted to Dr. Rosenwald and 62,621 shares issuable upon the exercise of warrants granted to Paramount BioCapital Investments, LLC, of which Dr. Rosenwald is the managing member, both such warrants are currently exercisable or will become exercisable within the next 60 days. Also includes 737,777 shares that Dr. Rosenwald has the right to acquire from existing stockholders under certain circumstances pursuant to the terms of pledge agreements between Dr. Rosenwald and such stockholders.

(9)
Includes 463,864 shares held by separate trusts for the benefit of Dr. Rosenwald or his family with respect to which Mr. Lifschutz is either trustee or investment manager and has investment and voting power. Dr. Rosenwald disclaims beneficial ownership of these shares.

(10)
Mr. Olson served as the Company’s Chief Executive Officer for the full fiscal years indicated until the consummation of the Merger. Share ownership is based on the Company’s most recent annual report on Form 10-KSB for the year ended December 31, 2004, after giving effect to the 1-for-40 share combination.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pre-Merger Company Transactions and Relationships

Because of their previous management positions, organizational efforts and/or percentage share ownership (prior to the Merger), Messrs. David C. Olson and Robert J. Zappa may be deemed to be “promoters,” as those terms are defined in the Securities Act of 1933 and the applicable rules and regulations thereunder. Because of the above-described relationships, transactions between and among us and Messrs. Olson and Zappa, such as the sale of our common stock to each of them as described herein, should not be considered to have occurred at arm’s-length.

Common Stock Transactions

During July 2005, we sold 333,333 shares of our common stock to David Floor for $10,000, or $.03 per share.

In August and December 2004, David Olson loaned us a total of $1,300 for working capital. During May 2005, Mr. Olson advanced us an additional $788. The loans carried no interest rate and were due on demand. On June 28, 2005, we issued Mr. Olson 69,600 shares of common stock as full repayment of the amounts stated above. The shares were valued at $.03 per share, or $2,088, based on contemporaneous common stock sales to unrelated third parties.

On May 13, 2004, the Company issued 400,000 shares of common stock to Summit Financial Relations, Inc. (“Summit”) valued at $10,000, at $.025 per share as repayment for expenses paid on behalf of us. The shares were valued based on contemporaneous sales to unrelated third party investors. David Olson, who was then our President, Treasurer and one of our directors, is also Summit’s President, director and sole stockholder.

During May 2004, we issued 200,000 shares of common stock to Thomas Olson, the brother of David Olson, in exchange for corporate governance services. The shares were valued based on contemporaneous sales to unrelated third party investors, at $.025 per share. The Company recorded stock-based compensation of $5,000 related to the transaction.

During May 2004, we issued 200,000 shares of common stock to David Floor in exchange for director fees. The shares were valued based on contemporaneous sales to unrelated third party investors, at $.025 per share. We recorded stock-based compensation of $5,000 related to the transaction.

At December 31, 2004, we owed Summit $12,268 for professional fees and other administrative expenses paid on our behalf. David Olson, who was then our President, Treasurer and one of our directors, is also Summit’s President, director and sole stockholder. During the six months ended June 30, 2005, Summit paid an additional $1,007 in expenses on our behalf. On February 4, 2005, the Company repaid Summit $7,000 and on June 28, 2005 the Company issued Summit 209,180 shares of common stock as full repayment of all amounts stated above. The shares issued to Summit were valued at $.03 per share, or $6,275, based on contemporaneous common stock sales to unrelated third parties.

During January 2002, we sold 33,333 and 16,667 shares of our common stock to David Olson and Barbara Petrinsky, respectively, at $.03 per share (gross proceeds totaling $1,500). At the time of issuance, both Mr. Olson and Ms. Petrinsky were our officers.

Office Space and Administrative Support

Summit has contributed the use of office space and administrative support (including reception, secretarial and bookkeeping services) to us for the years ended December 31, 2004 and 2003. David Olson, who was our President, Treasurer and one of our directors prior to the Merger, is also the President, director and sole stockholder of Summit.

The office space and administrative support contributed by Summit has a fair market value of approximately $500 and $1,000 per month, respectively. We have recognized expenses for rent and administrative support based on fair market value. Any period in which the amount paid to Summit for office space and administrative support was below the fair market value, the remaining balance was considered contributed by Summit and recorded as a credit to additional paid-in capital in our financial statements. During the years ended December 31, 2004 and 2003, we did not pay Summit for office space and we paid Summit $173 and $510, respectively, for administrative support. Accordingly, Summit contributed the remaining fair values for the use of the office space and administrative support. Contributed office space totaled $6,000 and $6,000, and contributed administrative support totaled $11,827 and $11,490 for the years ended December 31, 2004 and 2003, respectively.

Related Party Liabilities

In August and December 2004, Mr. Olson loaned us a total of $1,300 for working capital. The loans carried no interest rate and were due on demand.

At December 31, 2003, the Company owed Summit $18,111 for professional fees and other administrative expenses it paid on our behalf. During the year ended December 31, 2004, Summit paid expenses totaling $4,187 on our behalf. A portion of the May 13, 2004 issuance of 400,000 restricted common described above under “Certain Relationships and Related Transactions - Common Stock Transactions” was used to repay Summit for these fees. As of December 31, 2004, we owed Summit $12,298.

We owed Barbara Petrinsky, our former Secretary and Treasurer, $10,000 for the work she performed over the previous five years to keep our books and records, assist in all of our filings with regulatory authorities, states and the Internal Revenue Service, among others.

All of the above-referenced liabilities were satisfied in their entirety immediately following the Merger.

In connection with the Merger, we paid Messrs. Olson and Floor $57,000 and $100,000, respectively, pursuant to a December 9, 2004 employment agreement with David Olson and a December 10, 2004 management consulting services agreement with David Floor.

Consulting Agreement with Summit Financial

On December 10, 2004, we entered into a consulting services fee agreement under which Summit provided certain services to us including, but not limited to, consultation related to mergers and acquisitions, reorganizations and divestitures. Pursuant to the agreement, Summit lent us funds and helped us raise funds at no extra cost. Under the terms of the agreement, we paid Summit a one-time fee of $106,697.90 in connection with the closing of the Merger.

ZIOPHARM Transactions and Relationships

In connection with a private placement of its Series A Convertible Preferred Stock that terminated in May 2005, ZIOPHARM and Paramount BioCapital, Inc. (“Paramount”) entered into an introduction agreement in January 2005. Upon the Merger, we succeeded to ZIOPHARM’s rights and obligations under such agreement. Pursuant to the introduction agreement, ZIOPHARM agreed to compensate Paramount or its designees for their services through the payment of (a) cash commissions equal to 7% of the gross proceeds from the offering, and (b) warrants to acquire an aggregate of 837,956 share of ZIOPHARM’s Series A Convertible preferred Stock per share exercise price of $2.38. Upon the Merger, this warrant was exchanged for a warrant to purchase an aggregate of 419,772 shares of our common stock at a per share exercise price of $4.75. Cash commissions will also be payable by us if we sell additional of our securities, prior to May 31, 2006, to investors introduced to ZIOPHARM by the Paramount. Pursuant to the introduction agreement, Paramount has the right of first refusal to act as the placement agent for the private sale of our securities until May 31, 2008.

In connection with ZIOPHARM’s December 22, 2004 Option Agreement with Southern Research Institute (“SRI”), ZIOPHARM entered into an Finders Agreement dated December 23, 2004 with Paramount, pursuant to which ZIOPHARM agreed to compensate Paramount for services in connection with the ZIOPHARM’s introduction to SRI through the payment of (a) a cash fee of $60,000 and (b) a warrant to purchase 125,000 shares of ZIOPHARM’s common stock at a price of $2.38 per share. Upon the Merger, this warrant was exchanged for a warrant to purchase an aggregate of 62,619 shares of our common stock at a per share exercise price of $4.75.

Lindsay A. Rosenwald, M.D., who may beneficially own approximately 20.13% of our common stock, is Chairman and Chief Executive Officer of Paramount and its affiliates. Dr. Michael Weiser and Timothy McInerney, each of whom is a director of the Company (and director of ZIOPHARM), are also full-time employees of Paramount.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to the consummation of the Merger, our common stock traded on the over-the-counter bulletin board under the symbol “ESWB.” As a result of the Company’s name change to ZIOPHARM Oncology, Inc., our common stock now trades under the symbol “ZIOP.” The following table sets forth the high and low bid prices for our common stock as reported by the over-the-counter bulletin board since our common stock began trading over the counter in 2004. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Throughout the periods indicated below, only one trade in our common stock was consummated. Prices set forth below do not reflect the 1-for-40 share combination effected on August 24, 2005.

	Price Range
Fiscal Year 2005 (Quarter Ended)	High	Low
June 30, 2005	$0.05	$0.00
March 31, 2005	$0.05	$0.00

Fiscal Year 2004 (Quarter Ended)	High	Low
December 31, 2004	$0.00	$0.00
September 30, 2004	$0.00	$0.00
June 30, 2004	$0.00	$0.00
March 31, 2004	$0.00	$0.00

The approximate number of stockholders of record of our common stock as of September 29, 2005 was 306. We have never declared or paid a cash dividend on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any of the shares offered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 4,870,281 shares of our common stock, including 4,197,952 shares of our common stock issued to the former stockholders of ZIOPHARM, Inc. in connection with the Merger, 482,407 shares issuable upon the exercise of warrants held by such former ZIOPHARM, Inc. stockholders and 189,922 shares of which were outstanding prior to the merger. The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of October 12, 2005, and after giving effect to this offering.

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
Robert Guercio	7,515	7,515	0	—
Ennio DePianto	6,012	6,012	0	—
Millennium Partners, L.P.	231,932	231,932	0	—
Michael A. Mullen	5,010	5,010	0	—
Philip J. Abdalla and Joyce V. Abdalla JTWROS	6,012	6,012	0	—
Frank Calcutta	12,524	12,524	0	—
The Henry H. Bahr QTIP Trust Dated 2/22/88	11,597	11,597	0	—
The Bahr Family Limited Partnership	11,597	11,597	0	—
Robert L. Bahr Revocable Trust 1985 U/A dated 3-14-85	3,826	3,826	0	—
Stephen C. Rabbitt	10,019	10,019	0	—
Delaware Charter Guarantee Trust FBO Richard S. Simms II Keogh Plan	3,479	3,479	0	—
Lind Family Investments LP	8,117	8,117	0	—
John and Debbra Landsberger Family Trust	12,524	12,524	0	—
Balanced Investment, LLC	46,386	46,386	0	—
Riverside Contracting LLC	12,524	12,524	0	—
Walter B. Martin and Paloma Munoz JTWROS	5,798	5,798	0	—
MSB Family Trust DTD 6/25/93 Michael Blechman, TTEE	23,194	23,194	0	—
Richard S. Simms II and Cynthia Simms JTWROS	3,479	3,479	0	—
Lawrence M. Silver	23,194	23,194	0	—
Rick J. Goad	10,019	10,019	0	—
Barry Lind Revocable Trust	46,386	46,386	0	—
Stephen N. Kitchens and Martha M. Kitchens JTWROS	23,194	23,194	0	—

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
Wayne K. Adams	11,597	11,597	0	—
Jerrold Abrahams	6,958	6,958	0	—
Shoup Revocable Trust DTD April 29, 2003	11,598	11,598	0	—
Shea Ventures, LLC	23,193	23,193	0	—
James J. Solano, Jr.	5,798	5,798	0	—
National Investors Services Corp. FBO Stephen J. Nelson	23,194	23,194	0	—
James C. Shepler and Diana B. Shepler JTWROS	6,958	6,958	0	—
Steven Lisi	14,027	14,027	0	—
Phil Lifshitz	23,195	23,195	0	—
Louis Sanzo, Jr.	5,010	5,010	0	—
Barry P. McIntosh	5,798	5,798	0	—
Hill Blalock, Jr.	23,195	23,195	0	—
Joel Braun	5,798	5,798	0	—
Far Ventures	10,019	10,019	0	—
Brino Investment Ltd.	5,798	5,798	0	—
Grapemeadow, NV	115,966	115,966	0	—
Tisu Investment Ltd.	17,395	17,395	0	—
Edmund A. Debler	17,033	17,033	0	—
Daniel Krieger	5,798	5,798	0	—
Andrew W. Albstein and Carolyn Albstein JTWROS	23,194	23,194	0	—
Elizabeth R. Moore	5,798	5,798	0	—
Ursuline Co.	12,524	12,524	0	—
Carl S. Sorenson	11,597	11,597	0	—
Carucci Family Partners	34,790	34,790	0	—
Anthony J. Ottavio	12,524	12,524	0	—
Daniel J. Kevles and Betty Ann Kevles JTWROS	8,117	8,117	0	—
Gavin Kent	5,798	5,798	0	—
Michael Luftman	5,798	5,798	0	—
Anthony J. Gerace	11,598	11,598	0	—
Isaac R. Dweck	23,193	23,193	0	—
Fae Moore	5,798	5,798	0	—
Ben Heller	69,579	69,579	0	—
Elizabeth Maas	5,798	5,798	0	—
Robert Masters	11,597	11,597	0	—

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
Klaus Kretschmer	46,591	46,591	0	—
Dean Glasser	3,757	3,757	0	—
Murry J. McCabe	34,790	34,790	0	—
Cooper A. McIntosh, MD	11,597	11,597	0	—
Harry Newton and Susan Newton JTWROS	17,534	17,534	0	—
Nicholas Ponzio	25,049	25,049	0	—
Gary J. Strauss	23,194	23,194	0	—
Scott D. Whitaker	11,597	11,597	0	—
Wolcot Capital, Inc.	25,049	25,049	0	—
Joseph J. Vale	115,966	115,966	0	—
Carolyn N. Taylor	3,507	3,507	0	—
David P. Luci	2,319	2,319	0	—
Atlas Equity I, Ltd.	695,797	695,797	0	—
Alan H. Auerbach	5,798	5,798	0	—
Gregory J. Dovolis	10,019	10,019	0	—
Michele Markowitz	5,798	5,798	0	—
Praful Desai	5,010	5,010	0	—
Eric Reed	5,010	5,010	0	—
Delaware Charter Guarantee Trust FBO Mark Berg IRA	57,612	57,612	0	—
Nicole Berg	57,612	57,612	0	—
Ivy Scheinholz Revocable Trust U/A Dated 1/26/05	5,010	5,010	0	—
S. Alan Lisenby	25,049	25,049	0	—
Judah Schorr	34,790	34,790	0	—
Mark Mazzer	6,262	6,262	0	—
Domaco Venture Capital Fund	5,799	5,799	0	—
Fiserv Securities, Inc. A/C/F Jack Polar IRA	5,799	5,799	0	—
Paul D. Newman and Judith E. Newman JTWROS	6,012	6,012	0	—
Neil J. Laird	6,012	6,012	0	—
Rachel Family Partnership	34,790	34,790	0	—
Baruch Z. Halberstam	5,798	5,798	0	—
Paul J. Solit	5,798	5,798	0	—
David Jaroslawicz	69,579	69,579	0	—
Lucile Slocum	10,019	10,019	0	—

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
Harvey Lustig and Ronnie Lustig JTWROS	5,010	5,010	0	—
Stephen H. Lebovitz	1,002	1,002	0	—
Joe L. Key and Mary Lynn Key JTWROS	1,002	1,002	0	—
Delaware Charter Guarantee & Trust Co. FBO Howard M. Tanning MD IRA	25,049	25,049	0	—
Gitel Family Partnership, LP	23,193	23,193	0	—
Joseph Strassman and Barbara Strassman	6,958	6,958	0	—
David G. Pudelsky and Nancy H. Pudelsky JTWROS	10,019	10,019	0	—
Louis R. Reif	22,544	22,544	0	—
John O. Dunkin	6,012	6,012	0	—
Michael Pinney	2,505	2,505	0	—
Neel B. Ackerman and Martha N. Ackerman JTWROS	25,049	25,049	0	—
Fiserv Securities, Inc. A/C/F Ronald M. Lazar, STD IRA	5,799	5,799	0	—
RL Capital Partners, LP	11,598	11,598	0	—
Neil Herskowitz	6,262	6,262	0	—
Anthony G. Polak “S”	5,799	5,799	0	—
Fiserv Securities, Inc. A/C/F Anthony G. Polak Std. IRA	5,799	5,799	0	—
Tim P. Cooper	4,634	4,634	0	—
Benito Bucay	11,597	11,597	0	—
Edwin A. Buckham and Wendy F. Buckham, JTWROS	11,597	11,597	0	—
Laya Perlysky 2003 Grantor Retained Annuity Trust	23,193	23,193	0	—
Kinder Investments L.P.	34,790	34,790	0	—
Reuben Taub	12,524	12,524	0	—
Waterspout Investments Pte Ltd	4,639	4,639	0	—
Matador Investments Pte Ltd.	16,235	16,235	0	—
Ramsay Investments Pte. Ltd.	2,319	2,319	0	—
Mega International Corporation	8,581	8,581	0	—
Alfred Abraham	4,639	4,639	0	—
Paul Sallwasser and Teri Sallwasser JTWROS	17,395	17,395	0	—

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
William S. Tyrell	11,597	11,597	0	—
Alan J. Young	34,790	34,790	0	—
William McCahey and Lisa Krivacka JTWROS	5,799	5,799	0	—
Dennis F. Steadman	5,799	5,799	0	—
John H. Miller, CGM IRA Custodian Smith Barney #670-80424-18	6,262	6,262	0	—
Paul Bermanski and Barbara Bermanski JTWROS	11,597	11,597	0	—
Tokenhouse Trading Pte. Ltd.	46,386	46,386	0	—
James E. Daly, CGM IRA Custodian #670-80477	6,262	6,262	0	—
Howard Sorkin	23,193	23,193	0	—
Janis H. Camp	5,798	5,798	0	—
Robert McEntire	46,387	46,387	0	—
Andrew H. Sabreen and Carol Sabreen JTWROS	11,597	11,597	0	—
Michael Blechman and Barry J. Lind, Tenants in Common	11,597	11,597	0	—
Paul F. Berlin	5,798	5,798	0	—
Eli Jaconson	23,194	23,194	0	—
Andrew W. Schonzeit	12,524	12,524	0	—
Nora O’Donoghue	5,798	5,798	0	—
Mario Pasquel and Begona Miranda JTWROS	16,235	16,235	0	—
Suzanne Schiller	5,010	5,010	0	—
William S. Silver and Elinor Silver JTWROS	6,012	6,012	0	—
Suzette T. Seigel	5,798	5,798	0	—
Robert J. Sechan II	5,798	5,798	0	—
Coqui Capital Partners	57,984	57,984	0	—
Carolyn P. Dietrich	6,007	6,007	0	—
Smithfield Fiduciary LLC	231,932	231,932	0	—
Michael S. Walsh	5,798	5,798	0	—
Vintage Filings LLC	5,799	5,799	0	—
Keith Rubenstein	5,798	5,798	0	—
Dr. Jeffrey R. Shapiro	5,798	5,798	0	—
Bernard Wachsman	5,798	5,798	0	—
Concordia Partners L.P.	175,341	175,341	0	—
Bristol Investment, Ltd.	69,579	69,579	0	—

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
The Lindsay A. Rosenwald 2000 Irrevocable Trust U/A dated 5/24/2000	231,932	231,932	0	—
The Lindsay Rosenwald 2000 Family Trust U/A dated 12/15/00	231,932	231,932	0	—
Mark J. Ahn	5,798	5,798	0	—
Jeffrey Kraws & Patricia Kraws	5,798	5,798	0	—
Jack B. Petersen	5,798	5,798	0	—
Charles Earl Cartmill	11,597	11,597	0	—
Robert J. Whetten	11,597	11,597	0	—
Paramount BioCapital, Inc.	62,621	0	62,621	—
Steven Markowitz	6,480	0	6,480	—
Fabio Migliaccio	2,504	0	2,504	—
Denise Mormile-Liglino	1,252	0	1,252	—
Michael Mullen	13,534	0	13,534	—
Robert Petrozzo	11,083	0	11,083	—
Joseph Sorbara	6,480	0	6,480	—
Robert D. Millstone	3,479	0	3,479	—
Steven A. Sherman	1,739	0	1,739	—
Sandgrain Securities, Inc.	579	0	579	—
Lindsay A. Rosenwald	1,498,087(3)	0	221,011	16.53%
Michael Weiser	119,011	0	35,566	1.08%
Harris Lydon	22,349	0	22,349	—
Timothy McInerney	79,972	0	20,767	*
Michael Rosenman	31,854	0	19,709	*
Scott Katzman	28,817	0	19,709	*
Jill Meleski	19,674	0	16,638	*
Bernard Gross	10,285	0	8,767	*
Karl Ruggeberg	9,368	0	7,850	*
Jeana Somers	1,808	0	290	*
EasyWeb Shareholders:
Lawrence Alpert	500	500	0	*
Associate Capital Consulting Inc.	50	50	0	*
Vicki D E Barone	25	25	0	*
Edward W Bellarose	100	100	0	*
Black Marlen Inc	100	100	0	*
Craig M Blake	50	50	0	*
Darrell J Brunken	25	25	0	*

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
Scot Bryant	100	100	0	*
Charles Schwab & Co. Inc.	100	100	0	*
John Cleaver & Karen Cleaver JTTEN	100	100	0	*
William D. Cronin	100	100	0	*
Paul Dragul	10,418	10,418	0	*
Michael M Edmonds	100	100	0	*
Doyle S Elliott	25	25	0	*
David W. Floor	18,334	18,334	0	*
Tyler Floor	3,750	3,750	0	*
William R Going	25	25	0	*
B Kathleen Goldstone	25	25	0	*
Allen R Goldstone	25	25	0	*
Timothy S Greufe	150	150	0	*
C. Eugene Gronning C. Eugene Gronning	1,250	1,250	0	*
Michael Gundzik C. Eugene Gronning	100	100	0	*
Johanna Guttman & Robert Herskowitz JTEN	10,750	10,750	0	*
L. Dee Hall	250	250	0	*
Mark Hatsis C. Eugene Gronning	1,500	1.500	0	*
Anderson J Henshaw C. Eugene Gronning	100	100	0	*
Brad Henshaw C. Eugene Gronning	100	100	0	*
Brent Henshaw	13,709	13,709	0	*
Brent Henshaw	250	250	0	*
Robert Herskowitz	6,875	6,875	0	*
Al Hoff	100	100	0	*
James E Hosch	100	100	0	*
Joseph W. Hovorka	1,667	1,667	0	*
Reed Jensen	1,250	1,250	0	*
Key Investments	2,500	2,500	0	*
Bryant Kligerman	100	100	0	*
Harvey Levin	25	25	0	*
VLA LLP	50	50	0	*
Curtis M McQueen	50	50	0	*
Mathew Meister c/o Beeman Holdings	25	25	0	*
Gary Mendenhall	25	25	0	*
Jeffrey Myers	25	25	0	*
Jeffrey Myers	1,667	1,667	0	*
Morri L Namaste	100	100	0	*

Selling Stockholder	Shares Beneficially Owned Before Offering (1)	Number of Outstanding Shares Offered by Selling Stockholder	Number of Shares Offered by Selling Stockholder upon Exercise of Certain Warrants	Percentage Beneficial Ownership After Offering (2)
National Financial Services LLC	25	25	0	*
NF Clearing Inc.	75	75	0	*
Robert E Ohman	25	25	0	*
David C. Olson	43,616	43,616	0	*
Thomas B. Olson	5,000	5,000	0	*
Butternut Partners	5,000	5,000	0	*
Jeff Peterson	1,250	1,250	0	*
Jonathan Peterson	1,000	1,000	0	*
Barbara Petrinsky	442	442	0	*
Merrill Lynch Pierce Fenner & Smith Inc.	25	25	0	*
Brad Rhodes	200	200	0	*
Jeff Rodriguez	25	25	0	*
Lamar F Schild	500	500	0	*
Sanford Schwartz	25	25	0	*
Susan Schwartz	25	25	0	*
Scott Shovea	50	50	0	*
Don F. Sims	50	50	0	*
Carlene Smith	25	25	0	*
Ryan Spencer	3,750	3,750	0	*
Michael J Stallone	200	200	0	*
Summit Financial Relations Inc.	17,314	17,314	0	*
James H Swalwell & Judith A Swalwell JTTEN	50	50	0	*
Thomas M. Vickers	5,000	5,000	0	*
James J Trainor	125	125	0	*
Thomas M. Vickers Revocable Trust	5,000	5,000	0	*
Thomas M. Vickers	250	250	0	*
Douglas a Wilkerson & Leola A Wilkerson JTTEN	25	25	0	*
Lyn C Wilkerson	30	30	0	*
Derek J. Zappa	100	100	0	*
Robert J. Zappa	24,000	24,000	0	*
Albert J. Zirkelbach	50	50	0	*

_______________

* Less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules, beneficial ownership includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2)	Assumes sales of all shares by each selling stockholder.

(3)
In addition to 221,011 shares issuable upon the exercise of warrants being offered hereunder, this amounts includes 476,678 shares of common stock held by Dr. Rosenwald, 62,621 shares issuable upon the exercise of warrants granted to Paramount BioCapital Investments, LLC, of which Dr. Rosenwald is the managing member, and 737,777 shares that Dr. Rosenwald has the right to acquire from existing stockholders under certain circumstances pursuant to the terms of pledge agreements between Dr. Rosenwald and such stockholders. Excludes 463,864 shares held by certain trusts for the benefit of Dr. Rosenwald and his family for which Dr. Rosenwald disclaims beneficial ownership.

PLAN OF DISTRIBUTION

We are registering the resale of certain shares of common stock offered by this prospectus on behalf of the selling stockholders. As used in this prospectus, the term “selling stockholders” include donees, pledges, transferees and other successors in interest selling shares received from the selling stockholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling stockholders.

Sales of shares of common stock offered hereby may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions):

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling stockholders.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and registered hereby and, if any such selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers that act in connection with the sale of securities might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling under this prospectus for its own account or the account of an affiliate is an “underwriter” under Section 2(11) of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

Shares Eligible For Future Sale

Upon completion of this offering and assuming the issuance of all of the shares covered by this prospectus that are issuable upon the exercise of outstanding warrants to purchase our common stock, there will be 7,723,618 shares of our common stock issued and outstanding. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares issued in connection with the Merger are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144. Assuming that all of the other requirements of Rule 144 are then satisfied, then the 6,967,941 restricted shares of our common stock that were issued in connection with the Merger will first be eligible for resale without registration on September, 2006.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least one year from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain notice requirements and the availability of current public information about our Company. After two years have elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, persons who are not affiliates under the rule may sell such securities without any limitation.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 280,000,000 shares of common stock, $.001 value per share. All shares of common stock have equal voting rights and are entitled to one vote per share on all matters to be voted upon by our stockholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and non-assessable shares. Cumulative voting in the election of directors is not permitted. In the event of our liquidation, each holder of our common stock is entitled to receive a proportionate share of our assets available for distribution to stockholders after the payment of liabilities. All shares of our common stock issued and outstanding are fully-paid and non-assessable.

Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by our board of directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust, 6201 15th Avenue, Brooklyn, New York, 11219. As of the date of this prospectus, we had 7,241,211 shares of common stock outstanding held by approximately 306 holders of record. Our common stock is eligible for trading on the over-the-counter bulletin board under the symbol “ZIOP.OB.”

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.” We have not authorized anyone else to provide you with different information or additional information. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the SEC. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like us, file information electronically with the SEC.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of ZIOPHARM Oncology, Inc. as of December 31, 2004 and 2003, and for the years then ended and for the period from August 6, 2001 (date of inception) to December 31, 2004, included in this prospectus, have been included herein in reliance on the report, dated March 18, 2005, of Cordovano and Honeck, P.C., independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

The financial statements of ZIOPHARM, Inc. for the years ended December 31, 2004 and the period from inception (September 9, 2003) through December 31, 2003 included in this prospectus have been audited by Vitale, Caturano & Company, Ltd., independent registered public accounting firm, as indicated in its report with respect to such Statements are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Financial Statements of ZIOPHARM, Inc.:
Report of Vitale, Caturano & Company	F-1
Balance Sheets as at December 31, 2004 and December 31, 2003	F-2
Statements of Operations for the Year Ended December 31, 2004 and For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004	F-3
Statements of Stockholders’ Equity (Deficit) for the Year Ended December 31, 2004 and For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004	F-4
Statements of Cash Flows for the Year Ended December 31, 2004 and For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004	F-5
Notes to Consolidated Financial Statements	F-7

Audited Financial Statements of EasyWeb, Inc.:
Report of Cordovano and Honeck, P.C.	F-21
Balance Sheets as of December 31, 2004	F-22
Statements of Operations for the Year Ended December 31, 2004, and December 31, 2003	F-23
Statement of Stockholders’ Deficit for the Year Ended December 31, 2004	F-24
Statement of Cash Flows for the Years Ended December 31, 2004, and December 31, 2003	F-25
Notes to Financial Statements	F-26

Unaudited Interim Financial Statements of EasyWeb, Inc.:
Condensed Balance Sheets as of June 30, 2005	F-34
Condensed Statements of Operations for the Three and the Six Months Ended June 30, 2005	F-35
Condensed Statement of Stockholders’ Deficit for the Six Months Ended June 30, 2005	F-36
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2005	F-37
Notes to Condensed Financial Statements	F-38

Unaudited Interim Financial Statements of ZIOPHARM, Inc.:
Balance Sheets as of June 30, 2005	F-43
Statements of Operations for the Three and the Six Months Ended June 30, 2005 and 2004	F-44
Statement of Cash Flows for the Six Months Ended June 30, 2005 and 2004	F-45
Statement of Changes in Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Six Months Ended June 30, 2005	F-46
Notes to Condensed Financial Statements	F-47

Unaudited Pro Forma Combined Financial Statements of ZIOPHARM Oncology, Inc.:
Pro Forma Combined Balance Sheet as at June 30, 2005	F-55
Pro Forma Combined Statement of Operations Six Months ended June 30, 2005	F-56
Notes to Unaudited Pro Forma Combined Financial Statements	F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ZIOPHARM, Inc.
Charlestown, Massachusetts

We have audited the accompanying balance sheets of ZIOPHARM, Inc. (a development stage enterprise) as of December 31, 2004 and 2003, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2004 and the periods from inception (September 9, 2003) through December 31, 2003 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZIOPHARM, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and for the periods from inception (September 9, 2003) through December 31, 2003 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
August 5, 2005
(except for Note 10, as to which the date is September 13, 2005)

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Balance Sheets
December 31, 2004 and 2003

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,026,656	$402,363
Prepaid expenses and other current assets	117,571	—
Total current assets	1,144,227	402,363

Property and equipment, net	240,733	—

Deposits	60,046	—

	$1,445,006	$402,363

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$709,947	$62,499
Accrued expenses	879,376	—
Total current liabilities	1,589,323	62,499

Commitments and contingencies

Stockholders' equity (deficit):
Series A convertible preferred stock,
$.001 par value; 20,000,000 shares authorized; no
shares issued and outstanding at December 31, 2004
and December 31, 2003, respectively	—	—
Common stock, $.001 par value; 30,000,000 shares authorized;
5,512,500 and 500,000 shares issued and outstanding
at December 31, 2004 and December 31, 2003, respectively	5,513	500
Additional paid-in capital	5,697,603	499,500
Deficit accumulated during the development stage	(5,847,433)	(160,136)
Total stockholders' equity (deficit)	(144,317)	339,864

	$1,445,006	$402,363

The accompanying notes are an integral part of these financial statements.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statements of Operations
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

		For the Period	For the Period
		from Inception	from Inception
		(September 9, 2003)	(September 9, 2003)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2004	2003	2004

Research contract revenue	$—	$—	$—

Operating expenses:
Research and development, including
costs of research contracts	2,126,607	—	2,126,607
General and administrative	3,581,959	160,634	3,742,593
Total operating expenses	5,708,566	160,634	5,869,200

Loss from operations	(5,708,566)	(160,634)	(5,869,200)

Interest income	21,269	498	21,767

Net loss	$(5,687,297)	$(160,136)	$(5,847,433)

Basic and diluted net loss per share	$(1.19)	$(1.02)

Weighted average common shares outstanding
used to compute basic and diluted net loss per share	4,794,692	156,336

The accompanying notes are an integral part of these financial statements.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statements of Changes in Stockholders' Equity (Deficit)
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

						Deficit
	Series A					Accumulated	Total
	Convertible				Additional	during the	Stockholders'
	Preferred Stock		Common Stock		Paid-in	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Stockholders' contribution, September 9, 2003	—	$—	500,000	$500	$499,500	$—	$500,000
Net loss	—	—	—	—	—	(160,136)	(160,136)
Balance at December 31, 2003	—	—	500,000	500	499,500	(160,136)	339,864
Issuance of common stock	—	—	4,500,000	4,500	4,495,500	—	4,500,000
Issuance of common stock for services	—	—	512,500	513	438,326	—	438,839
Fair value of options/warrants issued for nonemployee services	—	—	—	—	264,277	—	264,277
Net loss	—	—	—	—	—	(5,687,297)	(5,687,297)

Balance at December 31, 2004	—	$—	5,512,500	$5,513	$5,697,603	$(5,847,433)	$(144,317)

The accompanying notes are an integral part of these financial statements.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

		For the Period	For the Period
		from Inception	from Inception
		(September 9, 2003)	(September 9, 2003)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2004	2003	2004
Cash flows from operating activities:
Net loss	$(5,687,297)	$(160,136)	$(5,847,433)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	33,953	—	33,953
Stock-based compensation	703,116	—	703,116
Change in operating assets and liabilities:
(Increase) in:
Prepaid expenses and other current assets	(117,571)	—	(117,571)
Increase (decrease) in:
Accounts payable	647,448	62,499	709,947
Accrued expenses	879,376	—	879,376
Deposits	(60,046)	—	(60,046)
Net cash used in operating activates	(3,601,021)	(97,637)	(3,698,658)

Cash flows from investing activities:
Purchases of property and equipment	(274,686)	—	(274,686)
Net cash used in investing activities	(274,686)	—	(274,686)

Cash flows from financing activities:
Stockholders' capital contribution	—	500,000	500,000
Proceeds from issuance of common stock	4,500,000	—	4,500,000
Net cash provided by financing activities	4,500,000	500,000	5,000,000

Net increase in cash and cash equivalents	624,293	402,363	1,026,656

Cash and cash equivalents, beginning of period	402,363	—	—

Cash and cash equivalents, end of period	$1,026,656	$402,363	$1,026,656

The accompanying notes are an integral part of these financial statements.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows…continued
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

		For the Period	For the Period
		from Inception	from Inception
		(September 9, 2003)	(September 9, 2003)
	Year Ended	through	through
	December 31,	December 31,	December 31,
	2004	2003	2004
Supplementary disclosure of cash flow information:
Cash paid for interest	$—	$—	$—

Cash paid for income taxes	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

1.    ORGANIZATION

ZIOPHARM, Inc. (the “Company”) is a development stage biopharmaceutical company that seeks to acquire, develop and commercialize, on its own or with other commercial partners, products for the treatment of important unmet medical needs in cancer.

The Company has operated at a loss since its inception in 2003 and has no revenues. The Company anticipates that losses may continue for the foreseeable future. At December 31, 2004, the Company’s accumulated deficit was approximately $5.8 million. The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing and achieve profitable operations, as to which no assurances can be given. Cash requirements may vary materially from those now planned because of changes in the focus and direction of our research and development programs, competitive and technical advances, patent developments or other developments. Additional financing will be required to continue operations after we exhaust our current cash resources and to continue our long-term plans for clinical trials and new product development.

On June 6, 2005, the Company completed an offering of Series A Convertible Preferred Stock (Series A Stock) offering. The Company issued 8,379,564 shares at $2.16 per share for gross proceeds of approximately $18.1 million. In connection with the Series A Preferred Stock Offering, the Company compensated Paramount, an affiliate for its services in connection with the Offering through the payment of (a) cash commissions equal to 7% of the gross proceeds from the sale of the shares of Series A Preferred Stock, and (b) placement warrants to acquire 837,956 shares of Series A Preferred Stock (the Series A Stock Warrants), exercisable for a period of 7 years from the Closing Date at a per Share exercise price equal to 110% of the price per Share sold in the Offering. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to investors introduced to the Company by Paramount during the twelve (12) month period subsequent to the final closing of the Offering. The Company also paid Paramount an expense allowance of $50,000 to reimburse Paramount for its out-of-pocket expenses (the “Expense Allowance”). Also, for a period of 36 months from the final Closing, Paramount has the right of first refusal to act as the placement agent for any private sale of the Company’s securities. Lastly, the Company has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act. The net proceeds were $16.8 million have been allocated between the Series A Stock and the Series A Stock warrants, based on their relative fair value. The Company has valued the warrants using the Black-Scholes model recording a cost of $1,682,683. The net proceeds from the Offering will be used for research and development, licensing fees and expenses, and for working capital and general corporate purposes.

None of the share or per share data included herein have been adjusted to effect for the conversions effected as part of the merger (see Note 10).

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with a maturity of three months or less when purchased.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains cash accounts in commercial banks, which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, accounts payable and accrued expenses approximate their fair value because of their short-term nature. Short-term investments are carried at aggregate fair value. At December 31, 2004 and 2003, there were no short-term investments.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial reporting basis and the tax basis of existing assets and liabilities using enacted tax rates expected to be in effect in the year(s) in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets if it is more likely than not that such assets will not be realized.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets, which is three years.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES…continued

Research and Development Costs

Costs related to research and development are charged to expense when incurred. Such costs include proprietary research and development activities and expenses associated with research and development contracts, whether performed by the Company or contracted with independent third parties.

Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for disclosure purposes (Note 9). All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS No. 123, for all stock-based awards as of December 31, 2004.

The following illustrates the effect on net loss had the Company applied the fair value recognition provisions of SFAS No. 123:

	2004	2003
Net loss:
As reported	$(5,687,297)	$(160,136)
Stock-based compensation expense included in reported net loss	703,116	—
Stock-based compensation expense under the fair value-based method	(813,095)	—
Pro forma net loss	$(5,797,276)	$(160,136)

Basic and diluted net loss per share:
As reported	$(1.19)	$(1.02)
Pro forma	$(1.21)	$(1.02)

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES…continued

Accounting for Stock-Based Compensation...continued

The fair value of each stock option is estimated at the date of grant using the Black-Scholes option pricing model. The estimated weighted average fair value of stock options granted to employees in 2004 was approximately $0.66 per share. The following table summarizes the assumptions used in the Black-Scholes option pricing model:

	2004	2003
Expected life	5 years	—
Expected volatility	134%	—
Dividend yield	3.6%	—
Weighted average risk-free interest rate	0%	—

Recently Issued Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS No. 123R"). This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires entities to recognize stock compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the first fiscal year beginning after December 15, 2005. Based on current options outstanding, the Company anticipates the adoption of this statement to result in approximately $313,009 of additional compensation costs to be recognized in the year of adoption.

3.	PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 and 2003 consisted of the following:

	Estimated
	Useful Life
	(Years)	2004	2003

Computer equipment	3	$78,914	$—
Office equipment	3	179,193	—
Software	3	16,579	—
		274,686	—
Less - accumulated depreciation and amortization		33,953	—
		$240,733	$—

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

3.	PROPERTY AND EQUIPMENT...continued

Depreciation and amortization expense was $33,953 and $0 for the year ended December 31, 2004 and for the period from inception (September 9, 2003) to December 31, 2003, respectively.

4.	ACCRUED EXPENSES

Accrued expenses at December 31, 2004 and December 31, 2003, consisted of the following:

	2004	2003

Employee compensation	$506,391	$—
Professional services	42,767	—
Research and development consulting services	258,218	—
Founders Fee	60,000	—
Other	12,000	—

	$879,376	$—

5.	RELATED PARTY TRANSACTIONS

The Company has engaged Paramount BioCapital, Inc. (“Paramount”) to assist in placing shares of Series A Preferred Stock on a “best efforts” basis (see Note 10). Lindsay A. Rosenwald, M.D. is Chairman and Chief Executive Officer of Paramount. Dr. Rosenwald is also managing member of Horizon BioMedical Ventures, LLC (“Horizon”). On December 30, 2004, Horizon authorized the distribution of 4,848,376 shares of Common Stock (such shares, the “Horizon Distributed Shares”), in equal installments of 2,424,188 shares of Common Stock to Mibars, LLC (“Mibars”) and to Dr. Rosenwald and his designees (the “Designated Shares”). The disposition of the Designated Shares will be subject to certain restrictions as agreed to among Dr. Rosenwald and Dr. Rosenwald’s designees. Among other things, under certain circumstances set forth in pledge agreements between Dr. Rosenwald and his designees, Dr. Rosenwald has the right to re-acquire the Designated Shares from his designees. As a result of those rights, Dr. Rosenwald may be deemed to be an affiliate of the Company.

In connection with the December 22, 2004 Option Agreement with Southern Research Institute (“SRI”), the Company entered into a Finders Agreement, dated December 23, 2004, with Paramount pursuant to which the Company has agreed to compensate Paramount, for services in connection with the Company’s introduction to SRI through the payment of (a) a cash fee of $60,000 and (b) warrants to purchase 125,000 shares of the Company’s Common Stock at a price equal to $2.38 per share. The Company has estimated the fair value of such warrants using the Black-Scholes model, using an assumed risk-free rate of 3.93%, and expected life of 7 years, volatility of 134% and dividend yield of 0%. In December 2004, the Company expensed the $60,000 that was payable to Paramount and recognized compensation expense in the amount of $251,037 for the issuance of the warrants.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

5.	RELATED PARTY TRANSACTIONS...continued

In connection with the Series A Preferred Stock Offering (see Note 10), the Company and Paramount entered into an Introduction Agreement in January 2005 (the “Introduction Agreement”), pursuant to which the Company has agreed to compensate Paramount for its services in connection with the Offering through the payment of (a) cash commissions equal to 7% of the gross proceeds from the sale of the shares of Series A Preferred Stock, and (b) placement warrants to acquire a number of shares of Series A Preferred Stock equal to 10% of the number of shares of Series A Preferred Stock issued in the Offering, exercisable for a period of 7 years from the Closing Date at a per Share exercise price equal to 110% of the price per Share sold in the Offering. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to investors introduced to the Company by Paramount during the twelve (12) month period subsequent to the final closing of the Offering. The Company also agreed to pay to Paramount a non-accountable expense allowance of $50,000 to reimburse the Paramount for its out-of-pocket expenses (the “Expense Allowance”). Also, for a period of 36 months from the final Closing, Paramount has the right of first refusal to act as the placement agent for the private sale of the Company’s securities. Lastly, the Company has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

Dr. Michael Weiser, who is a member of the Board of Directors of the Company, is also a full-time employee of Paramount. In addition, David M. Tanen, who is a member of the Board of Directors of the Company, was a full-time employee of Paramount from July 1996 through August 2004. Mr. John Knox, our treasurer, is a full time Paramount employee.

6.	COMMITMENTS AND CONTINGENCIES

Lease Commitment

The Company leases office space in two locations under agreements expiring in 2009. The leases includes payment increases over the term of the agreements. The total amount of the lease payments is being charged to expense using the straight-line method over the term of the agreement.

Future minimum lease payments under noncancelable operating and capital leases as of December 31, 2004, were as follows:

Operating
Leases
2005	$93,318
2006	103,434
2007	114,103
2008	121,455
2009	87,699

$520,009

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

6.	COMMITMENTS AND CONTINGENCIES...continued

License Agreement

Patent and Technology License Agreement- University of Texas M. D. Anderson Cancer Center and the Texas A&M University System.

On August 24, 2004, the Company entered into a patent and technology license agreement with The Board of Regents of the University of Texas System, acting on behalf of the University of Texas M. D. Anderson Cancer Center and the Texas A&M University System (collectively, the “Licensors”). Under this agreement, the Company was granted an exclusive, worldwide license to rights (including rights to US and foreign patent and patent applications and related improvements and know-how) for the manufacture and commercialization of two classes of organic arsenicals (water - and lipid-based) for human and animal use. The class of water-based organic arsenicals includes ZIO-101.

In October 2004, the Company received a notice of allowance for US Patent Application No. 10/337969, entitled “S-dimethylarsino-thiosuccinic acid S-dimethylarsino-2-thiobenzoic acid S-(simethylarsino) glutathione as treatments for cancer.” The patent application claims both therapeutic uses and pharmaceutical compositions containing a novel class of organic arsenicals, including ZIO-101, for the treatment of cancer.

As partial consideration for the license rights obtained, the Company made an upfront payment of $125,000 and granted the Licensors 500,000 shares of our Common Stock, as well as options to purchase up to an additional 100,250 shares of our Common Stock for $0.001 per share, following the successful completion of certain clinical milestones (the “Anderson Options”). The Company expensed the $125,000 upfront payment and recognized research and development compensation expense of $426,339 in connection with the issuance of the Common Stock in the year ended December 31, 2004. The Anderson Options will vest and become immediately exercisable with respect to 25,063 shares of our Common Stock upon the filing of an Investigational New Drug Application (“IND”) for ZIO-101, will vest and become exercisable with respect to an additional 50,125 shares upon the completion of dosing of the last patient for both Phase I clinical trials, and will vest and become exercisable with respect to an additional 25,062 shares upon the commencement of a pivotal clinical trial. In addition, the Licensors are entitled to receive certain milestone payments (the “Anderson Milestones”), including $100,000 to be paid upon the commencement of phase I clinical trial. The Company may be required to make additional payments upon achievement of certain other milestones, in varying amounts which on a cumulative basis may total $4,850,000. In addition, the Licensors are entitled to receive royalty payments on sales from a licensed product should such a product be approved for commercial sale and sales of a licensed product be effected in the United States, Canada, the European Union or Japan. The Licensors also will be entitled to receive a portion of any fees that the Company may receive from a possible sublicensee. Finally, the Company agreed to remit to the Licensors $100,000 for at least each of the next two years to be used by the Licensors to conduct scientific research funding. The Company will have the exclusive right to all intellectual property rights resulting from such research pursuant to the terms of the license agreement.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

6.	COMMITMENTS AND CONTINGENCIES...continued

License Agreement...continued

The license agreement also contains other provisions customary and common in similar agreements within the industry, such as the right to sublicense our rights under the agreement. However, if we sublicense our rights prior to the commencement of a pivotal study (i.e., a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of an approvable NDA), the Licensors will be entitled to receive a share of the payments we receive in exchange for the sublicense (subject to certain exceptions).

License Agreement with DEKK-TEC, Inc.

On October 15, 2004, the Company entered into a license agreement with DEKK-TEC, Inc., pursuant to which it was granted an exclusive, worldwide license to the second lead product candidate, ZIO-201. As part of the signing of license agreement with DEKK-TEC, the Company expensed a $50,000 up-front payment in the year ended December 31, 2004.

In consideration for our license rights, DEKK-TEC is entitled to receive milestone payments upon the occurrence of certain events. In consideration for our license rights, DEKK-TEC is entitled to receive milestone payments upon the occurrence of certain events. The Company may be required to make payments upon achievements of certain milestones, in varying amounts which on a cumulative basis may total $3,900,000. Of the aggregate milestone payments, most of the total amount will be creditable against future royalty payments, as referenced below. The Company also issued DEKK-TEC an option to purchase 55,125 shares of our Common Stock for $0.01 per share, which option vested with respect to 13,781 shares upon the execution of the license agreement. The Company has estimated the fair value of such options using the Black-Scholes model, using an assumed risk-free rate of 3.35%, and expected life of 5 years, volatility of 134% and dividend yield of 0%. The Company recorded a charge of $12,190 to research and development expense for the vested options. The option will vest with respect to the remaining shares upon certain milestone events, culminating with final FDA approval of the first NDA submitted by us (or by our sublicensee) for ZIO-201. Finally, DEKK-TEC also is entitled to receive royalty payments on the sales of ZIO-201 should it be approved for commercial sale.

The license agreement also contains other provisions customary and common in similar agreements within the industry.

Option Agreement with Southern Research Institute (“SRI”)

On December 22, 2004, the Company entered into an Option Agreement with SRI (the “Option Agreement”), pursuant to which the Company was granted an exclusive option to obtain an exclusive license to SRI’s interest in certain intellectual property, including exclusive rights related to certain isophosphoramide mustard analogs (the “SRI Option”).

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

6.	COMMITMENTS AND CONTINGENCIES...continued

Option Agreement with Southern Research Institute (“SRI”)...continued

Also on December 22, 2004, the Company entered into a Research Agreement with SRI pursuant to which the Company agreed to spend a sum not to exceed $200,000 between the execution of the agreement and December 21, 2006, including a $25,000 payment that we made simultaneously with the execution of the agreement, to fund research and development work by SRI in the field of isophosphoramide mustard analogs (the “SRI Research Program”). Under the terms of the Option Agreement, the Company’s exclusive right to exercise the SRI Option will expire sixty days after the termination or expiration of the SRI Research Program and the delivery of the reports required thereunder.

Guarantees and indemnification Obligations

Certain officers and employees have agreements with the company that call for a guarantee bonus that is payable 30 days after employee’s anniversary date. Certain officer and employees also have specific severance agreements.

7.	INCOME TAXES

The components of the net deferred tax asset (liability) are as follows:

	December 31,	December 31,
	2004	2003
Net operating loss carryforwards	$494,881	$26,118
Start-up and organizational costs	1,502,217	—
Research and development credit carryforwards	81,670	—
Accrued bonus	200,343	—
Depreciation	(4,102)	—
Other	8,816	—
Net deferred tax assets	2,283,825	26,118
Deferred tax asset valuation allowance	(2,283,825)	(26,118)
	$—	$—

8.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

We have authorized capital of 50,000,000 shares, of which 30,000,000 shares have been designated as common stock, par value $.001 per share (the “Common Stock”), and 20,000,000 shares have been designated as preferred stock, par value $.001 per share.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

8.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY...continued

Convertible Preferred Stock

Voting Rights

The holders of Series A Preferred Stock will be entitled to vote together with all other holders of the Company’s voting stock on an “as-converted” basis on all matters submitted to a vote of holders generally. The holders of Series A Preferred Stock, voting as a separate class, will also have the right to approve by a 66% supermajority certain actions proposed to be taken by the Company.

Dividend Rights

The holders of Series A Preferred Stock will be entitled to receive dividends on an equal basis with the holders of Common Stock when, as and if declared by the Board of Directors.

Liquidation Preferences

The Series A Preferred Stock shall rank senior to the Common Stock and any future class of junior securities, and will be entitled to a liquidation preference equal to the Stated Value, subject to adjustment (as defined in the Certificate of Designations), upon any liquidation, dissolution or winding up of the Company or upon a voluntary or involuntary bankruptcy of the Company.

Conversion Rights

Each share of Series A Preferred Stock will be convertible into Common Stock at any time at the option of the holder thereof (the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock are sometimes herein collectively referred to as the “Securities”). All of the outstanding shares of Series A Preferred Stock will automatically convert into Common Stock upon the first date (the “Trading Date”) on which the Common Stock (or securities received in exchange for Common Stock) trades on a national securities exchange or on NASDAQ, including the Over the Counter Bulletin Board (a “Trading Event”). The rate at which shares of Series A Preferred Stock will convert into Common Stock will initially be one-for-one, subject to adjustment in connection with certain anti-dilution protections and other adjustments.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

8.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY...continued

Convertible Preferred Stock...continued

Conversion Rights...continued

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of Common Stock, a consolidation or merger of the Company with or into another entity (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in a reclassification, capital reorganization or other change of outstanding shares of Common Stock other than the number thereof), or a sale of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Series A Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of Series A Preferred Stock would have received if the Series A Preferred Stock had been converted into Common Stock immediately prior to such reclassification, capital reorganization or other change, consolidation, merger or sale.

Common Stock

We currently have issued and outstanding 5,512,500 shares of Common Stock and no shares of preferred stock.

In September 2003, the Company issued 2,000,000 (before the split discussed below) shares of Common Stock at $0.25 per share for gross proceeds of $500,000.

In January 2004, the Company issued 18,000,000 (before the split discussed below) shares of Common Stock at $0.25 per share for gross proceeds of $4,500,000.

In February 2004, the Company amended its articles of incorporation to provide for the combination of the Company’s common stock, par value $0.001 per share on a 1-for-4 basis (all other share amounts presented reflect the reverse split).

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

9.	STOCK OPTION PLAN

We have adopted the 2003 Stock Option Plan (the “Plan”), under which we have reserved for the issuance of 2,500,000 shares of our Common Stock. The Plan was approved by our stockholders on December 21, 2004. The Company has issued under its 2003 Stock Option Plan 1,170,826 shares that are issuable upon exercise of outstanding options to purchase Common Stock. To date, we have issued to our employees options to purchase up to 990,326 shares of the Company’s Common Stock. In addition, we have issued to our directors options to purchase up to 180,000 shares of the Company’s Common Stock, as well as options to a consultant in connection with services rendered to purchase up to 500 shares of the Company’s Common Stock. The Company has estimated the fair value of such options using the Black-Scholes model, using an assumed risk-free rate of 4.23%, and expected life of 10 years, volatility of 134% and dividend yield of 0%. The options issued to the consultant were valued at $1,050, and recorded as a charge to compensation expense. We have also reserved an aggregate of 155,375 additional shares for issuance under options granted outside of the 2003 Stock Option Plan and warrants to purchase 125,000 shares of the Company’s Common Stock to the Paramount as compensation for services rendered in connection with our entering into an option agreement with Southern Research Institute. In connection with the warrants issued, the Company recorded a charge of $251,037 to general and administrative expense. The Company has valued the options using the Black-Scholes model as of the issue date of the warrants. There are no other securities of the Company currently issued or outstanding.

Transactions under the Plan for the year December 31, 2004 were as follows:

		Weighted-
		Average
	Number of	Exercise
	Shares	Price

Outstanding, January 1, 2004	—	$—
Granted	1,170,826	0.63
Exercised	—	—
Canceled	—	—
Outstanding, December 31, 2004	1,170,826	$0.63

Options available for future grants	1,329,174

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

9.    STOCK OPTION PLAN…continued

The following table summarizes information about stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price

$0.04	536,263	9.03	$0.04	—	$—
$0.22	100,250	9.08	$0.22	—	$—
$0.85	353,813	9.51	$0.85	—	$—
$2.16	180,500	9.98	$2.16	500	$2.16
	1,170,826	9.33	$0.63	500	$2.16

10.	SUBSEQUENT EVENTS

On August, 3, 2005 the Company entered into an Agreement and Plan of Merger dated as of August 3, 2005 (as may be amended from time to time, the “Merger Agreement”) with EasyWeb, Inc., a Delaware corporation (OTC:ESYW.OB) (“EasyWeb”), and ZIO Acquisition Corp., a Delaware corporation and wholly owned subsidiary of EasyWeb (“ZIO Acquisition”). EasyWeb is a company that was incorporated in September 1998 and has been in the business of designing, marketing, selling and maintaining customized and template turnkey sites on the Internet that are hosted by third parties. Currently, however, EasyWeb has no operating business and has limited assets and liabilities. Pursuant to the Merger Agreement, ZIO Acquisition merged with and into ZIOPHARM, with ZIOPHARM remaining as the surviving company and a wholly-owned subsidiary of EasyWeb (the “Merger”). In connection with the Merger, which was effective as of September 13, 2005, ZIO Acquisition ceased to exist and the surviving company changed its corporate name to ZIOPHARM, Inc. In exchange for all of their shares of capital stock in ZIOPHARM, the Stockholders received a number of shares of Common Stock of EasyWeb such that, upon completion of the Merger, the then-current Stockholders held approximately 96.8% of the outstanding shares of Common Stock of EasyWeb on a fully-diluted basis. Upon completion of the Merger, EasyWeb ceased all of its remaining operations, and adopted and continued implementing the business plan of ZIOPHARM. Further, upon completion of the Merger, the current officers and directors of EasyWeb resigned, the current officers and directors of ZIOPHARM were appointed officers and directors of EasyWeb, and EasyWeb changed its name to ZIOPHARM Oncology, Inc. In conjunction with the Merger, ZIOPHARM made certain payments not to exceed $425,000 to certain affiliates of EasyWeb.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
Year Ended December 31, 2004 and
For the Periods from Inception (September 9, 2003) through December 31, 2003 and 2004

10.   SUBSEQUENT EVENTS…continued

On June 6, 2005, the Company completed its Series A Convertible Preferred Stock offering. (see Note 1).

On May 26, 2005, the Company signed a lease for five years with USP 1180 Avenue of the Americas to lease approximately 2,580 square feet of office space.

On April 25, 2005, the company entered into a Surrender and Termination Agreement and an Escrow agreement with WE George Street, L.L.C and Cohm Birnbaum & Shea P.C. relating to the escrow of a termination fee for $90,000, for an early termination to the New Haven, Connecticut office space.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders:
EasyWeb, Inc.

We have audited the accompanying balance sheet of EasyWeb, Inc. as of December 31, 2004, and the related statements of operations, shareholders’ deficit and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EasyWeb, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a net capital deficit at December 31, 2004 and has suffered significant operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cordovano and Honeck, LLP
Denver, Colorado
February 19, 2005

EASYWEB, INC.
Balance Sheet

December 31, 2004

Assets
Current Assets:
Cash	$21

Liabilities and Shareholders’ Deficit

Current Liabilities:
Accounts payable	$63
Accrued liabilities	7,385
Due to officer (Note 2)	1,300
Due to affiliate (Note 2)	12,298
Total current liabilities	21,046

Shareholders’ deficit (Notes 4 and 6):
Common stock, no par value; 30,000,000 shares authorized,
5,746,200 shares issued and outstanding	156,050
Stock options outstanding	20,600
Additional paid-in capital	87,808
Retained deficit	(285,483)

Total shareholders’ deficit	(21,025)

$21

See accompanying notes to financial statements

EASYWEB, INC.
Statements of Operations

	For the Years Ended
	December 31,
	2004	2003

Operating expenses:
Stock-based compensation (Note 2):
Director fees	$5,000	$—
Related party	5,000	—
Contributed rent (Note 2)	6,000	6,000
Administrative support	173	510
Contributed administrative
support (Note 2)	11,827	11,490
Professional fees	8,535	12,812
Web site consulting and maintenance	150	120
Dues and subscriptions	1,200	2,975
Depreciation and amortization	—	486
Other	1,281	1,449
Total operating expenses	39,166	35,842

Loss before income taxes	(39,166)	(35,842)

Income tax provision (Note 3)	—	—

Net loss	$(39,166)	$(35,842)

Basic and diluted loss per share	$(0.01)	$(0.01)

Basic and diluted weighted average
common shares outstanding	5,439,533	4,672,867

See accompanying notes to financial statements

EASYWEB, INC.
Statement of Changes in Shareholders' Deficit

			Outstanding	Additional
	Common Stock		Stock	Paid-In	Retained
	Shares	Amount	Options	Capital	Deficit	Total

Balance at January 1, 2003	4,506,200	$120,050	$20,600	$52,491	$(210,475)	$(17,334)

March 2003, sale of common stock
($.05/share) (Note 4)	200,000	10,000	—	—	—	10,000
Office space and administrative support
contributed by an affiliate (Note 2)	—	—	—	17,490	—	17,490
Net loss, year ended December 31, 2003	—	—	—	—	(35,842)	(35,842)

Balance at December 31, 2003	4,706,200	130,050	20,600	69,981	(246,317)	(25,686)

March 2004, sale of common stock
($.025/share) (Note 4)	240,000	6,000	—	—	—	6,000
May 2004, common stock issued to an
affiliate to repay obligations ($.025/share)
(Note 2)	400,000	10,000	—	—	—	10,000
May 2004, common stock issued to a
related party in exchange for services
($.025/share) (Note 2)	200,000	5,000	—	—	—	5,000
May 2004, common stock issued to a
director in exchange for director fees
($.025/share) (Note 2)	200,000	5,000	—	—	—	5,000
Office space and administrative support
contributed by an affiliate (Note 2)	—	—	—	17,827	—	17,827
Net loss, year ended December 31, 2004	—	—	—	—	(39,166)	(39,166)

Balance at December 31, 2004	5,746,200	$156,050	$20,600	$87,808	$(285,483)	$(21,025)

See accompanying notes to financial statements

EASYWEB, INC.
Statements of Cash Flows

	For the Years Ended
	December 31,
	2004	2003
Cash flows from operating activities:
Net loss	$(39,166)	$(35,842)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	—	486
Stock-based compensation	10,000	—
Office space and administrative support
contributed by an affiliate (Note 2)	17,827	17,490
Changes in operating assets and liabilities:
Accounts payable, accrued expenses
and due to affiliate	4,027	8,534
Net cash used in
operating activities	(7,312)	(9,332)

Cash flows from financing activities:
Proceeds on loans from related parties	1,300	—
Repayment of related party loans	—	(650)
Proceeds from the sale of common stock	6,000	10,000
Net cash provided by
financing activities	7,300	9,350

Net change in cash	(12)	18

Cash, beginning of period	33	15

Cash, end of period	$21	$33

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$—	$—
Interest	$—	$—

See accompanying notes to financial statements

EASYWEB, INC.
Notes to Financial Statements

(1)    Organization and Summary of Significant Accounting Policies With Basis of Presentation

Organization

EasyWeb, Inc. (referenced as “we”, “us”, “our” in the accompanying footnotes) was incorporated in Colorado on September 24, 1998 under the name NetEscapes, Inc. Our name was changed to EasyWeb, Inc. on February 2, 1999. We design, market, sell and maintain web sites on the Internet, which are built and hosted by third party consultants. Our operations were very limited during the year ended December 31, 2003. We did not perform any services or earn any revenue during 2004 due to the lack of working capital.

As of December 31, 2004, we have a net capital deficit and have suffered significant operating losses since inception, which raises substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should we be unable to continue as a going concern. Inherent in our business are various risks and uncertainties, including our limited operating history, historical operating losses, and dependence upon our officers and strategic alliances. We are currently dependent upon an affiliate, Summit Financial Relations, Inc. (“Summit”), which has paid expenses on our behalf, in order to maintain our limited operations. Our president has also advanced us working capital to maintain our limited operations. There is no assurance that Summit or our president will continue to pay our expenses in the future.

Our future success will be dependent upon our ability (1) to locate and consummate a merger or acquisition with an operating company, (2) to finance Internet opportunities and, ultimately, (3) to attain profitability. There is no assurance that we will be successful in consummating a merger or acquisition with an operating company, financing Internet investments, or attaining profitability. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash equivalents and fair value of financial instruments

For the purposes of the statement of cash flows, we consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. We had no cash equivalents at December 31, 2004.

The carrying amounts of cash, accounts payable and accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Intangible assets and amortization

Our intangible assets consist of computer software and web site development costs. We capitalize internal and external costs incurred to develop its web site during the application development stage in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Capitalized web site development costs are amortized over an estimated life of three years commencing on the date the software is ready for its intended use. We commenced amortization of our web site development costs on April 11, 2000. The web site development costs were fully amortized as of December 31, 2003. Amortization expense totaled $-0- and $486, respectively, for the years ended December 31, 2004 and 2003.

EASYWEB, INC.
Notes to Financial Statements

In addition, we have adopted the Emerging Issues Task Force Issue No. 00-2 (“EITF 00-2”), “Accounting for Web Site Development Costs”. EITF 00-2 requires the implementation of SOP 98-1 when software is used by a vendor in providing a service to a customer but the customer does not acquire the software or the right to use it.

Impairments on long-lived assets

We evaluate the carrying value of our long-lived assets under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Loss per common share

We account for loss per share under the provisions of SFAS No. 128, “Earnings Per Share”. Under SFAS No. 128, net loss per share-basic excludes dilution and is determined by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Net loss per share-diluted reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Common stock options outstanding at December 31, 2004 were not included in the diluted loss per share as all 100,000 options were anti-dilutive. Therefore, basic and diluted losses per share at December 31, 2004 were equal.

Advertising barter transactions

We report our advertising barter transactions in accordance with EITF 99-17, “Accounting for Advertising Barter Transactions”. Under EITF 99-17, revenue and expense should be recognized at fair value from an advertising barter transaction only if the fair value of the advertising surrendered in the transaction is determinable based on the entity’s own historical transactions involving cash. We did not recognize any revenues or expenses in connection with our advertising barter transactions for the periods presented.

Stock-based Compensation

We account for stock-based compensation arrangements in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” which permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principle Board (“APB”) Opinion No. 25 and provide pro forma net earnings (loss) disclosures for employee stock option grants as if the fair value-based method defined in SFAS No. 123 had been applied. We have elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. We did not report pro forma disclosures in the accompanying financial statements as the Company did not grant any employee stock options as of December 31, 2004.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

EASYWEB, INC.
Notes to Financial Statements

Recent accounting standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." This Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the application of SFAS No. 153 to have a material affect on our financial statements.

In December 2004, the FASB issued a revision to SFAS No. 123, “Share-Based Payment." This Statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees" and its related implementation guidance. It establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This Statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement No. 123 as originally issued and EITF Issue No. 96-18. This Statement is effective for public entities that file as small business issuers as of the beginning of the first fiscal period that begins after December 15, 2005. We do not expect the application of SFAS No. 123 (revised) to have a material affect on our financial statements.

(2)    Related Party Transactions

Liabilities

In August and December 2004, an officer loaned us a total of $1,300 for working capital. The loans carry no interest rate and are due on demand. The $1,300 is included in the accompanying financial statements as “Due to officer”.

At December 31, 2003, the Company owed Summit $18,111 for professional fees and other administrative expenses paid on behalf of the Company. During the year ended December 31, 2004, Summit paid expenses totaling $4,187 on behalf of the Company. On May 13, 2004, the Company issued 400,000 restricted common shares to Summit valued at $10,000, or $.025 per share. The shares were valued based on contemporaneous sales to unrelated third party investors. As of December 31, 2004, the Company owed the affiliate $12,298, which is included in the accompanying financial statements as “Due to affiliate”.

Common stock

During May 2004, the Company issued 200,000 to the brother of the Company’s principal executive officer in exchange for corporate governance services. The shares were valued based on contemporaneous sales to unrelated third party investors, or $.025 per share. The Company recorded stock-based compensation of $5,000 related to the transaction.

During May 2004, the Company issued 200,000 to a director in exchange for director fees. The shares were valued based on contemporaneous sales to unrelated third party investors, or $.025 per share. The Company recorded stock-based compensation of $5,000 related to the transaction.

EASYWEB, INC.
Notes to Financial Statements

Rent and administrative support

Rent
Summit contributed office space to us during the years ended December 31, 2004 and 2003. Our management has estimated the fair market value of the office space at $500 per month, which is included in the accompanying financial statements as “Contributed rent” with an offsetting credit to “Additional paid-in capital”.

Administrative support
Summit contributed administrative services to the Company during the years ended December 31, 2004 and 2003. Our management has estimated the fair market value of the services at $1,000 per month, which is included in the accompanying condensed financial statements as “Contributed administrative support” with an offsetting credit to “Additional paid-in capital”. We paid Summit $173 and $510, respectively, for services during the years ended December 31, 2004 and 2003; therefore, contributed administrative support totaled $11,827 and $11,490 for the years ended December 31, 2004 and 2003, respectively.

Service Agreements

The Company entered into three service agreements with an officer, director and an affiliate (see Note 5).

(3)    Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate is as follows:

	Years Ended
	December 31,
	2004	2003

U.S. statutory federal rate	15.00%	15.00%
State income tax rate, net of federal benefit	3.94%	3.94%
Permanent differences	-8.62%	-9.24%
Net operating loss for which no tax
benefit is currently available	-10.32%	-9.70%
	0.00%	0.00%

At December 31, 2004, deferred taxes consisted of a net tax asset of $41,983 due to operating loss carryforwards of $209,315, which was fully allowed for, in the valuation allowance of $41,983. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the years ended December 31, 2004 and 2003 were $4,041 and $3,475, respectively. Net operating loss carryforwards will expire through 2024.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should we undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, our net tax operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

EASYWEB, INC.
Notes to Financial Statements

(4)    Shareholders’ Deficit

Sale of common stock

During March 2004, we sold 240,000 shares of our common stock to an unrelated investor for $6,000, or $.025 per share.

During March 2003, we sold 200,000 shares of our common stock to an unrelated investor for $10,000, or $.05 per share.

Stock option plan

We have adopted an incentive stock option plan for the benefit of key personnel and others providing significant services. An aggregate of 175,000 shares of common stock has been reserved under the plan. Options granted pursuant to the plan will be exercisable at a price no less than 100 percent of fair market value of a common share on the date of grant.

Following is a schedule of changes in our outstanding stock options for years ended December 31, 2004 and 2003:

			Weighted	Weighted Avg
		Options	Avg	Remaining
Description	Options	Exercisable	Exercise Price	Life
Outstanding at January 1, 2003	100,000	100,000	$0.25	9 years
Granted	—	—	—	—
Exercised	—	—	—	—
Expired/Cancelled	—	—	—	—
Outstanding at December 31, 2003	100,000	100,000	$0.25	8 years
Granted	—	—	—	—
Exercised	—	—	—	—
Expired/Cancelled	—	—	—	—
Outstanding at December 31, 2004	100,000	100,000	$0.25	7 years

(5)    Commitments

On October 1, 2004, the Company entered into a management consulting services agreement whereby the consultant will provide services including, but not limited to:

a.	Mergers and acquisition;
b.	Due diligence studies, reorganizations, divestitures;
c.	Capital structures, banking methods and systems;
d.
Periodic reporting as to the developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Company or the Company’s business;

e.	Guidance and assistance in available alternatives for accounts receivable financing and/or other asset financing; and
f.	Structural recommendations to assist the Company’s capability to finance.

Under the terms of the agreement, the Company has agreed to pay the consultant a one-time fee of $120,000 on the date of closing of any of the above business transactions or any transaction giving the Company a valid financial direction.

EASYWEB, INC.
Notes to Financial Statements

On December 9, 2004, the Company entered into an employment agreement with its president/CEO. Under the terms of the agreement, the Company has agreed to pay its president/CEO a one-time fee of $100,000 if and when the Company completes a merger, acquisition, reverse merger, financing, or any other related transaction non-detrimental to the immediate future of the Company, that leaves the Company in a position and direction better than it was prior to the transaction.

On December 10, 2004, the Company entered into a management consulting services agreement with a director. Under the terms of the agreement, the Company has agreed to pay the director a one-time fee of $10,000 plus expenses, upon the closing of any transaction leaving the Company with a positive business directive and available finances, non-detrimental to the survival of the Company.

On December 10, 2004, the Company entered into a consulting services agreement whereby Summit will provide services including, but not limited to:

a.	Mergers and acquisition;
b.	Due diligence studies, reorganizations, divestitures;
c.	Capital structures, banking methods and systems;
d.
Periodic reporting as to the developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Company or the Company’s business;

e.	Guidance and assistance in available alternatives for accounts receivable financing and/or other asset financing; and
f.
Conclude business and transactions necessary to keep the Company current in all public filings, a-float and in business until an aforementioned business transaction is closed, to include lending funds to the Company when absolutely necessary as has been done over the prior three years at no charge, allowing the Company to survive.

Under the terms of the agreement, the Company has agreed to pay Summit a one-time fee of $120,000 on the date of closing of any transaction leaving the Company with a positive business directive and available finances, non-detrimental to the survival of the Company.

(6)    Subsequent Events

On February 28, 2005, the Company’s shareholders approved the following proposals:

a.	Reincorporate the Company in the State of Delaware;
b.	Authorize the Board of Directors to implement a reverse stock split at a ratio no greater than 40:1;
c.	Increase the Company’s authorized capital by 250,000,000 shares (from 30,000,000 to 280,000,000);

As of the date of this report, the Company’s re-incorporation in the State of Delaware had not yet been finalized and no reverse stock split had yet been implemented.

During January 2005, the Company sold 430,000 shares of its common stock to unrelated investors for $13,200, or $.03 per share.

On January 18, 2005, the Company sold a common stock option to an unrelated third party for $1,800. Under terms of the option agreement, the holder may purchase, for an additional $1,000, 1% of the Company’s outstanding common stock as of the exercise date. The option expires on June 7, 2005.

EASYWEB, INC.
Condensed Balance Sheet
(Unaudited)
June 30, 2005

Assets
Current Assets:
Cash	$1,118

Liabilities and Shareholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$9,914
Total current liabilities	9,914

Shareholders’ deficit (Note 4):

Common stock, no par value; 280,000,000 shares authorized, 6,654,980 shares issued and outstanding	183,613
Additional paid-in capital	118,353
Retained deficit	(310,762)

Total shareholders’ deficit	(8,796)

$1,118

See accompanying notes to condensed financial statements

EASYWEB, INC.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Operating expenses:
Contributed rent (Note 2)	$1,500	$1,500	$3,000	$3,000
Contributed administrative
support (Note 2)	2,805	2,925	5,145	5,925
Administrative support (Note 2)	195	75	855	75
Stock-based compensation	—	10,000	—	10,000
Professional fees	4,122	1,299	12,730	3,127
Web site consulting and maintenance	140	—	170	60
Dues and subscriptions	—	—	1,250	—
Other	1,192	429	2,129	682
Total operating expenses	9,954	16,228	25,279	22,869

Loss before income taxes	(9,954)	(16,228)	(25,279)	(22,869)

Income tax provision (Note 3)	—	—	—	—

Net loss	$(9,954)	$(16,228)	$(25,279)	$(22,869)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Basic and diluted weighted average
common shares outstanding	6,255,997	5,479,533	6,198,999	5,132,867

See accompanying notes to condensed financial statements

EASYWEB, INC.
Condensed Statement of Changes in Shareholders' Equity
(Unaudited)

			Additional
	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2005	5,746,200	$156,050	$108,408	$(285,483)	$(21,025)

January 2005, sale of common stock ($.03/share) (Note 4)	430,000	13,200	—	—	13,200
January 2005, common stock option granted for cash (Note 4)	—	—	1,800	—	1,800
June 2005, sale of common stock ($.03/share) (Note 4)	200,000	6,000	—	—	6,000
June 2005, common stock issued to officer as repayment for working capital advances ($.03/share) (Note 2)	69,600	2,088	—	—	2,088
June 2005, common stock issued to affiliate as repayment for working capital advances ($.03/share) (Note 2)	209,180	6,275	—	—	6,275
Office space and administrative support contributed by an affiliate (Note 2)	—	—	8,145	—	8,145
Net loss, six months ended June 30, 2005	—	—	—	(25,279)	(25,279)

Balance at June 30, 2005	6,654,980	$183,613	$118,353	$(310,762)	$(8,796)

See accompanying notes to condensed financial statements

EASYWEB, INC.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
	2005	2004
Net cash used in operating activities	$(19,903)	$(6,006)

Cash flows from financing activities:
Proceeds from granting of stock option (Note 4)	1,800	—
Proceeds from the sale of common stock (Note 4)	19,200	6,000
Net cash provided by financing activities	21,000	6,000

Net change in cash	1,097	(6)

Cash, beginning of period	21	33

Cash, end of period	$1,118	$27

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—
Interest	$—	$—
Non-cash financing transactions:
Common stock issued to officer to repay working capital advances	$2,088	$—
Common stock issued to affiliate to repay working capital advances	$6,275	$—

See accompanying notes to condensed financial statements

EASYWEB, INC.
Notes to Unaudited Condensed Financial Statements

Note 1: Basis of presentation

The financial statements presented herein have been prepared by the Company in accordance with the accounting policies in its Form 10-KSB dated December 31, 2004, and should be read in conjunction with the notes thereto.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

Financial data presented herein are unaudited.

Note 2: Related party transactions

Rent
Summit Financial Relations, Inc. (“Summit”), an affiliate under common control, contributed office space to the Company during the six months ended June 30, 2005. The Company’s management has estimated the fair market value of the office space at $500 per month, which is included in the accompanying condensed financial statements as Contributed Rent with an offsetting credit to Additional Paid-in Capital.

Administrative support
Summit contributed administrative services to the Company during the six months ended June 30, 2005. The Company’s management has estimated the fair market value of the services at $1,000 per month, which is included in the accompanying condensed financial statements as Contributed Administrative Support with an offsetting credit to Additional Paid-in Capital. During the six months ended June 30, 2005, the Company paid $855 for services, which reduced the amount of contributed services for the period from $6,000 to $5,145.

Indebtedness to related parties
At December 31, 2004, the Company owed Summit $12,268 for professional fees and other administrative expenses paid on behalf of the Company. During the six months ended June 30, 2005, Summit paid an additional $1,007 in expenses on the Company’s behalf. On February 4, 2005, the Company repaid Summit $7,000 and on June 28, 2005 the Company issued Summit 209,180 shares of common stock for full payment of all amounts owed to Summit. The shares issued to Summit were valued at $.03 per share, or $6,275, based on contemporaneous common stock sales to unrelated third parties. As of June 30, 2005, the balance owed to Summit was $-0-.

In August and December 2004, an officer loaned us a total of $1,300 for working capital. During May 2005, the officer advanced the Company an additional $788. The loans carried no interest rate and were due on demand. On June 28, 2005, the Company issued the officer 69,600 shares of common stock for full payment of all amounts owed to the officer. The shares issued to the officer were valued at $.03 per share, or $2,088, based on contemporaneous common stock sales to unrelated third parties. As of June 30, 2005, the balance owed to the officer was $-0-.

Common stock

During June 2005, the Company sold 200,000 shares of its common stock to a director for $6,000, or $.03 per share.

Service agreements
On December 9, 2004, the Company entered into an employment agreement with its president/CEO. Under the terms of the agreement, the Company has agreed to pay its president/CEO a one-time fee of $100,000 if and when the Company completes a merger, acquisition, reverse merger, financing, or any other related transaction non-detrimental to the immediate future of the Company, that leaves the Company in a position and direction better than it was prior to the transaction (see Note 7).

On December 10, 2004, the Company entered into a management consulting services agreement with a director. Under the terms of the agreement, the Company has agreed to pay the director a one-time fee of $10,000 plus expenses, upon the closing of any transaction leaving the Company with a positive business directive and available finances, non-detrimental to the survival of the Company (see Note 7).

On December 10, 2004, the Company entered into a consulting services agreement whereby Summit will provide services including, but not limited to:

a.	Mergers and acquisition;
b.	Due diligence studies, reorganizations, divestitures;
c.	Capital structures, banking methods and systems;
d.
Periodic reporting as to the developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Company or the Company’s business;

e.	Guidance and assistance in available alternatives for accounts receivable financing and/or other asset financing; and
f.
Conclude business and transactions necessary to keep the Company current in all public filings, a-float and in business until an aforementioned business transaction is closed, to include lending funds to the Company when absolutely necessary as has been done over the prior three years at no charge, allowing the Company to survive.

Under the terms of the agreement, the Company has agreed to pay Summit a one-time fee of $120,000 on the date of closing of any transaction leaving the Company with a positive business directive and available finances, non-detrimental to the survival of the Company (see Note 7).

Note 3: Income taxes

The Company records its income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. The Company incurred net operating losses during all periods presented resulting in a deferred tax asset, which was fully allowed for; therefore, the net benefit and expense resulted in $-0- income taxes.

Note 4: Shareholder’s deficit

Common stock
During January 2005, the Company sold 430,000 shares of its common stock to unrelated investors for $13,200, or $.03 per share.

Common stock options
On January 18, 2005, the Company sold a common stock option to an unrelated third party for $1,800. Under terms of the option agreement, the holder could purchase, for an additional $1,000, 1% of the Company’s outstanding common stock as of the exercise date. On July 30, 2005, the parties amended the agreement whereby the option holder is now entitled to purchase that number of shares of our common stock equal to the number of such shares the option holder would have received in the merger with ZIOPHARM, Inc. (see Note 7) had the option holder owned 1% of the ZIOPHARM’s capital stock immediately prior to such merger (calculated on a fully-diluted basis). The aggregate exercise price for such option is $1,000.

Corporate governance
On February 28, 2005, the Company’s shareholders approved the following proposals:

a.	Reincorporate the Company in the State of Delaware;
b.	Authorize the Board of Directors to implement a reverse stock split at a ratio no greater than 40:1; and
c.	Increase the Company’s authorized capital by 250,000,000 shares (from 30,000,000 to 280,000,000).

The Company’s re-incorporation in the State of Delaware was completed on May 16, 2005. As of the date of this report, no reverse stock split had yet been implemented.

Note 5: Commitment

On October 1, 2004, the Company entered into a management consulting services agreement whereby the consultant will provide services including, but not limited to:

a.	Mergers and acquisition;
b.	Due diligence studies, reorganizations, divestitures;
c.	Capital structures, banking methods and systems;
d.
Periodic reporting as to the developments concerning the general financial markets and public securities markets and industry which may be relevant or of interest or concern to the Company or the Company’s business;

e.	Guidance and assistance in available alternatives for accounts receivable financing and/or other asset financing; and
f.	Structural recommendations to assist the Company’s capability to finance.

Under the terms of the agreement, the Company has agreed to pay the consultant a one-time fee of $120,000 on the date of closing of any of the above business transactions or any transaction giving the Company a valid financial direction (see Note 7).

Note 6: Termination of Proposed Merger

On May 6, 2005, the Company signed a term sheet with Zephyr Sciences, Inc. (“Zephyr”), which outlined the conditions of a proposed merger between the two parties.

Under the structure of the term sheet, the Company would form a wholly-owned Delaware subsidiary, which would merge into Zephyr and Zephyr would be the surviving entity. Zephyr’s shareholders would then exchange their shares of common stock for common stock in the Company, which would result in Zephyr becoming the Company’s wholly-owned subsidiary. The transaction would result in a change in control, whereby the Company’s directors would resign and the directors of Zephyr would become the directors of the Company.

The parties terminated the proposed transaction in June 2005.

Note 7: Subsequent Events

Common stock
During July 2005, the Company sold 333,333 shares of its common stock to an unrelated investor for $10,000, or $.03 per share.

During July 2005, the Company sold 333,333 shares of its common stock to a director for $10,000, or $.03 per share.

On August 3, 2005, the Company sold 275,000 shares of its common stock to an unrelated third party for $24,000, or $.087 per share.

Agreement and Plan of Merger
On August 3, 2005, the Company signed an Agreement and Plan of Merger with ZIOPHARM, Inc. (“ZIOPHARM”), which outlines the conditions of a proposed merger between the two parties.

In connection with the Agreement and Plan of Merger, the Company has formed a wholly-owned Delaware subsidiary, Zio Acquisition Corp., which will merge into ZIOPHARM with ZIOPHARM remaining as the surviving entity and as a wholly-owned subsidiary of the Company following the merger. Holders of ZIOPHARM’s capital stock or securities convertible into such capital stock will be exchanged for shares of the Company’s common stock or securities convertible into such shares. The transaction will result in a change in control, whereby the Company’s directors will resign and the directors of ZIOPHARM will become the directors of the Company. On the closing date of the merger transaction, the consolidated EasyWeb entity will pay all unconsolidated liabilities of the Company then due, a portion of which will be payable to David C. Olson and an entity affiliated with Mr. Olson. However, Mr. Olson and this affiliated entity have agreed to reduce the amount of the payments to which they are otherwise entitled to the extent that the unconsolidated liabilities of the Company immediately following the Merger exceed $425,000.

In addition to a range of standard closing conditions set forth in the Agreement and Plan of Merger, the closing of the transaction is subject to the follow closing conditions:

1.
The merger transaction shall have been approved by the requisite vote of ZIOPHARM’s stockholders, with ZIOPHARM stockholders holding no more than 4% of the issued and outstanding shares of Ziopharm capital stock having exercised their right to dissent from the transaction and obtain the fair value of their shares;

2.	As of the closing date, the Company’s common stock shall have traded and shall continue to be eligible for trading on the OTCBB;
3.	ZIOPHARM shall have received an opinion from its counsel stating that the transaction qualifies as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended;
4.
ZIOPHARM shall have received an opinion from the Company’s counsel stating that the issuance of the Company’s common stock in the merger is exempt from the registration requirements of the Securities Act of 1933, as amended; and

5.	The Company’s shall have completed a 1-for-40 reverse stock split.

Should the Company close the above transaction, the Company will incur the following approximate charges subject to update at closing:

a.	Employment agreement fee with president/CEO (Note 2)	$100,000
b.	Management consulting services agreement with director (Note 2)	10,000
c.	Consulting agreement with affiliate (Note 2)	120,000
d.	Management consulting services agreement with consultant (Note 5)	120,000
e.	Transaction introduction fees	100,000
f.	Other consulting fees	10,000
f.	Ongoing business expenses	17,000
TOTAL		$477,000

On July 14, 2005, the Board of Directors approved a $50,000 fee for the Company’s president in the event the above transaction does not close. The fee is to be paid for services provided in connection with the due diligence and negotiations related to the proposed merger as well as previous uncompleted transactions. If the proposed merger does close, the $50,000 fee will be inclusive within and covered by payment of the $100,000 employment agreement fee (see Note 2).

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Balance Sheets

	June 30, 2005	December 31, 2004
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$13,167,747	$1,026,656
Prepaid expenses and other current assets	257,217	117,571
Total current assets	13,424,964	1,144,227

Property and equipment, net	193,996	240,733

Deposits	56,032	60,046
Other non current assets	92,237	-

Total assets	$13,767,229	$1,445,006

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$448,593	$709,947
Accrued expenses	993,047	879,376
Total current liabilities	1,441,640	1,589,323

Commitments and contingencies

Convertible preferred stock:
Series A convertible preferred stock, $.001 par value; 20,000,000 shares authorized; 8,379,564 and 0 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	15,076,733	-
Warrants to purchase Series A convertible preferred stock	1,682,863	-
Total convertible preferred stock	16,759,596	-

Stockholders' deficit:
Common stock, $.001 par value; 30,000,000 shares authorized; and 5,512,500 shares issued and outstanding at both June 30, 2005 and December 31, 2004	5,513	5,513
Additional paid-in capital	5,697,603	5,697,603
Deficit accumulated during the development stage	(10,137,123)	(5,847,433)
Total stockholders' deficit	(4,434,007)	(144,318)

Total liabilities, convertible preferred stock and stockholders' deficit	$13,767,229	$1,445,006

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statements of Operations
For the three and six months ended June 30, 2005 and 2004 (unaudited)

					For the Period
	For the three	For the three	For the six	For the six	from Inception
	months	months	months	months	(September 9, 2003)
	ended	ended	ended	ended	through
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005

Research contract revenue	$-	$-	$-	$-	$-

Operating expenses and other income:
Research and development, including
costs of research contracts	1,362,508	-	2,961,079	-	5,087,686
General and administrative	746,229	915,584	1,412,090	1,717,910	5,154,683
Total operating expenses	2,108,737	915,584	4,373,169	1,717,910	10,242,369

Loss from operations	(2,108,737)	(915,584)	(4,373,169)	(1,717,910)	(10,242,369)

Interest income	79,607	6,141	83,479	10,242	105,246
Net loss	$(2,029,130)	$(909,443)	$(4,289,690)	$(1,707,668)	(10,137,123)

Basic and diluted net loss per share	$(0.40)	$(0.18)	$(0.86)	$(0.40)

Weighted average common shares outstanding used to compute basic and diluted net loss per share	5,012,500	5,012,500	5,012,500	4,216,920

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statements of Cash Flows
For the six months ended June 30, 2005 and 2004 (unaudited)

			For the Period
	For the	For the	from Inception
	Six months	Six months	(September 9, 2003)
	ended	ended	through
	June 30, 2005	June 30, 2004	June 30, 2005
Cash flows from operating activities:
Net loss	$(4,289,690)	$(1,707,668)	$(10,137,123)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	45,789	-	79,742
Stock-based compensation	-	-	703,116
Change in operating assets and liabilities:
Increase in:
Prepaid expenses and other current assets	(139,646)	-	(257,217)
Other noncurrent assets	(92,237)	-	(92,237)
Increase (decrease) in:
Deposits	4,014	(83,687)	(56,032)
Accounts payable	(261,354)	42,728	448,593
Accrued expenses	113,671	-	993,047
Net cash used in operating activates	(4,619,453)	(1,748,627)	(8,318,111)

Cash flows from investing activities:
(Purchases) returns of property and equipment	948	(39,834)	(273,738)
Net cash provided by (used) in investing activities	948	(39,834)	(273,738)

Cash flows from financing activities:
Stockholder's capital contribution	-	-	500,000
Proceeds from issuance of common stock, net	-	4,500,000	4,500,000
Proceeds from issuance of preferred stock, net	16,759,596	-	16,759,596
Net cash provided by financing activities	16,759,596	4,500,000	21,759,596

Net increase in cash and cash equivalents	12,141,091	2,711,539	13,167,747

Cash and cash equivalents, beginning of period	1,026,656	402,363	-

Cash and cash equivalents, end of period	$13,167,747	$3,113,902	13,167,747

Supplementary disclosure of cash flow information:
Cash paid for interest	$-	$-	-

Cash paid for income taxes	$-	$-	-

Supplementary disclosure of noncash investing and financing activities:
Warrants issued to placement agent, in connection with preferred stock issuance	$1,682,863	$-	$1,682,863

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Statement of Changes in Convertible Preferred Stock and Stockholders' Equity (Deficit)
For the six months ended June 30, 2005, For the Year ended December 31, 2004 and
For the Period from Inception (September 9, 2003) to December 31, 2003

			Warrants to
			Purchase				Deficit
	Series A		Series A				Accumulated
	Convertible		Convertible				during	Total
	Preferred		Preferred			Additional	the	Stockholders'
	Stock		Stock	Common Stock		Paid-in	Development	Equity/
	Shares	Amount	Warrants	Shares	Amount	Capital	Stage	(Deficit)

Stockholders' contribution, September 9, 2003	-	$-	$-	500,000	$500	$499,500	$-	$500,000
Net loss	-	-	-	-	-	-	(160,136)	(160,136)
Balance at December 31, 2003 (audited)	-	-	-	500,000	500	499,500	(160,136)	339,864
Issuance of common stock	-	-	-	4,500,000	4,500	4,495,500	-	4,500,000
Issuance of common stock for services				512,500	513	438,326	-	438,839
Fair value of options/warrants issued for nonemployee services	-	-	-	-	-	264,277	-	264,277
Net loss	-	-	-	-	-	-	(5,687,297)	(5,687,297)

Balance at December 31, 2004 (audited)	-	-	-	5,512,500	$5,513	5,697,603	(5,847,433)	(144,317)

Issuance of Series A convertible preferred stock	8,379,564	15,076,733	-	-	-	-	-	-
Fair value of warrants to purchase Series A convertible preferred stock	-	-	1,682,863	-	-	-	-	-
Net loss	-	-	-	-	-	-	(4,289,690)	(4,289,690)

Balance at June 30, 2005 (unaudited)	8,379,564	$15,076,733	$1,682,863	5,512,500	$5,513	$5,697,603	$(10,137,123)	$(4,434,007)

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

1.	BASIS OF PRESENTATION AND OPERATIONS

The financial statements included herein have been prepared by ZIOPHARM, Inc. (“ZIOPHARM” or the “Company”) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company at the dates and for the periods indicated. The unaudited financial statements included herein should be read in conjunction with the audited financial statements and the notes thereto included in ZIOPHARM Oncology Inc.’s Form 8-K filed on September 19, 2005 for the fiscal year ended December 31, 2004.

ZIOPHARM is a development stage biopharmaceutical company that seeks to acquire, develop and commercialize, on its own or with other commercial partners, products for the treatment of important unmet medical needs in cancer.

The Company has operated at a loss since its inception in 2003 and has no revenues. The Company anticipates that losses may continue for the foreseeable future. At June 30, 2005, the Company’s accumulated deficit was approximately $10.1 million. The Company’s ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing and achieve profitable operations, as to which no assurances can be given. Cash requirements may vary materially from those now planned because of changes in the focus and direction of our research and development programs, competitive and technical advances, patent developments or other developments. Additional financing will be required to continue operations after we exhaust our current cash resources and to continue our long-term plans for clinical trials and new product development.

On June 6, 2005, the Company completed an offering of Series A Convertible Preferred Stock (“Series A Stock”). The Company issued 8,379,564 shares at $2.16 per share for gross proceeds of approximately $18.1 million. In connection with the Series A Preferred Stock Offering, the Company compensated Paramount or its affiliates for its services through the payment of (a) cash commissions equal to 7% of the gross proceeds from the sale of the shares of Series A Preferred Stock, and (b) placement warrants to acquire 837,956 shares of Series A Preferred Stock (the Series A Stock Warrants), exercisable for a period of 7 years from the Closing Date at a per Share exercise price equal to 110% of the price per Share sold in the Offering. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to investors introduced to the Company by Paramount during the twelve (12) month period subsequent to the final closing of the Offering. The Company also paid Paramount an expense allowance of $50,000 to reimburse Paramount for its out-of-pocket expenses (the “Expense Allowance”). Also, for a period of 36 months from the final Closing, Paramount has the right of first refusal to act as the placement agent for any private sale of the Company’s securities. Lastly, the Company has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

1.	BASIS OF PRESENTATION AND OPERATIONS….continued

The Company has valued the warrants using the Black-Scholes model recording a non-cash issuance cost of $1,682,683.  The net proceeds from the Offering will be used for research and development, licensing fees and expenses, and for working capital and general corporate purposes.

On August, 3, 2005 the Company entered into an Agreement and Plan of Merger dated as of August 3, 2005 (as may be amended from time to time, the “Merger Agreement”) with EasyWeb, Inc., a Delaware corporation (OTC:ESYW.OB) (“EasyWeb”), and ZIO Acquisition Corp., a Delaware corporation and wholly owned subsidiary of EasyWeb (“ZIO Acquisition”). EasyWeb is a company that was incorporated in September 1998 and has been in the business of designing, marketing, selling and maintaining customized and template turnkey sites on the Internet that are hosted by third parties. Currently, however, EasyWeb has no operating business and has limited assets and liabilities. Pursuant to the Merger Agreement, ZIO Acquisition merged with and into ZIOPHARM, with ZIOPHARM remaining as the surviving company and a wholly-owned subsidiary of EasyWeb (the “Merger”). In connection with the Merger, which was effective as of September 13, 2005, ZIO Acquisition ceased to exist and the surviving company changed its corporate name to ZIOPHARM, Inc. In exchange for all of their shares of capital stock in ZIOPHARM, the Stockholders received a number of shares of Common Stock of EasyWeb such that, upon completion of the Merger, the then-current Stockholders held approximately 96.8% of the outstanding shares of Common Stock of EasyWeb on a fully-diluted basis. Upon completion of the Merger, EasyWeb ceased all of its remaining operations and adopted and continued implementing the business plan of ZIOPHARM. Further, effective with the Merger, the current officers and directors of EasyWeb resigned, the current officers and directors of ZIOPHARM were appointed officers and directors of EasyWeb and EasyWeb changed its name to ZIOPHARM Oncology, Inc. In conjunction with the Merger, ZIOPHARM made certain payments not to exceed $425,000 to certain affiliates of EasyWeb.

The results disclosed in the Statement of Operations for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

2.	STOCK BASED COMPENSATION

Accounting for Stock-Based Compensation

The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The Company follows the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for disclosure purposes. All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS No. 123, for all stock-based awards as of December 31, 2004.

The following illustrates the effect on net loss had the Company applied the fair value recognition provisions of SFAS No. 123:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Net loss:	$(2,029,130)	$(909,443)	$(4,289,690)	$(1,707,668)
As reported
Stock-based compensation expense included in reported net loss	—	—	—	—
Stock-based compensation expense under the fair value-based method	(73,780)	(14,180)	(163,270)	(26,726)
Pro forma net loss	$(2,102,910)	$(923,623)	$(4,452,960)	$(1,734,394)

Basic and diluted net loss per share:
As reported	$(0.40)	$(0.18)	$(0.86)	$(0.40)
Pro forma	$(0.42)	$(0.18)	$(0.89)	$(0.41)

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

2.	STOCK BASED COMPENSATION…..continued

Accounting for Stock-Based Compensation...continued

The fair value of each stock option is estimated at the date of grant using the Black-Scholes option pricing model. The following table summarizes the assumptions used in the Black-Scholes option pricing model:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Expected life	5 years	5 years	5 years	5 years
Expected volatility	114%	134%	114%	114%
Dividend yield	3.77%	3.60%	3.77%	3.60%
Weighted average risk-free interest rat	0%	0%	0%	0%

Recently Issued Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123R, Share-Based Payment ("SFAS No. 123R"). This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires entities to recognize stock compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the first fiscal year beginning after December 15, 2005. Based on current options outstanding, the Company anticipates the adoption of this statement to result in approximately $723,918 of additional compensation cost to be recognized in the year of adoption.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

3.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

On June 6, 2005, the Company completed its Series A Convertible Preferred Stock offering (see Note 1).

We have authorized capital of 50,000,000 shares, of which 30,000,000 shares have been designated as common stock, par value $.001 per share (the “Common Stock”), and 20,000,000 shares have been designated as preferred stock, par value $.001 per share.

Convertible Preferred Stock

Voting Rights

The holders of Series A Preferred Stock will be entitled to vote together with all other holders of the Company’s voting stock on an “as-converted” basis on all matters submitted to a vote of holders generally. The holders of Series A Preferred Stock, voting as a separate class, will also have the right to approve by a 66% supermajority certain actions proposed to be taken by the Company.

Dividend Rights

The holders of Series A Preferred Stock will be entitled to receive dividends on an equal basis with the holders of Common Stock when, as and if declared by the Board of Directors.

Liquidation Preferences

The Series A Preferred Stock shall rank senior to the Common Stock and any future class of junior securities, and will be entitled to a liquidation preference equal to the Stated Value, subject to adjustment (as defined in the Certificate of Designations), upon any liquidation, dissolution or winding up of the Company or upon a voluntary or involuntary bankruptcy of the Company.

Conversion Rights

Each share of Series A Preferred Stock will be convertible into Common Stock at any time at the option of the holder thereof (the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock are sometimes herein collectively referred to as the “Securities”). All of the outstanding shares of Series A Preferred Stock will automatically convert into Common Stock upon the first date (the “Trading Date”) on which the Common Stock (or securities received in exchange for Common Stock) trades on a national securities exchange or on NASDAQ, including the Over the Counter Bulletin Board (a “Trading Event”). The rate at which shares of Series A Preferred Stock will convert into Common Stock will initially be one-for-one, subject to adjustment in connection with certain anti-dilution protections and other adjustments.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

3.	CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY...continued

Convertible Preferred Stock...continued

Conversion Rights...continued

In the event of a reclassification, capital reorganization or other similar change in the outstanding shares of Common Stock, a consolidation or merger of the Company with or into another entity (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in a reclassification, capital reorganization or other change of outstanding shares of Common Stock other than the number thereof), or a sale of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Series A Preferred Stock will become convertible into the kind and number of shares of stock or other securities or property (including cash) that the holders of Series A Preferred Stock would have received if the Series A Preferred Stock had been converted into Common Stock immediately prior to such reclassification, capital reorganization or other change, consolidation, merger or sale.

Common Stock

We currently have issued and outstanding 5,512,500 shares of Common Stock.

In September 2003, the Company issued 2,000,000 (before the split discussed below) shares of Common Stock at $0.25 per share for gross proceeds of $500,000.

In January 2004, the Company issued 18,000,000 (before the split discussed below) shares of Common Stock at $0.25 per share for gross proceeds of $4,500,000.

In February 2004, the Company amended its articles of incorporation to provide for the combination of the Company’s common stock, par value $0.001 per share on a 1-for-4 basis (all other share amounts presented reflect the reverse split).

4.	RELATED PARTY TRANSACTIONS

The Company had engaged Paramount BioCapital, Inc. (“Paramount”) to assist in placing shares of Series A Preferred Stock on a “best efforts” basis (see Note 1). Lindsay A. Rosenwald, M.D. is Chairman and Chief Executive Officer of Paramount. Dr. Rosenwald is also managing member of Horizon BioMedical Ventures, LLC (“Horizon”). On December 30, 2004, Horizon authorized the distribution of 4,848,376 shares of Common Stock (such shares, the “Horizon Distributed Shares”), in equal installments of 2,424,188 shares of Common Stock to Mibars, LLC (“Mibars”) and to Dr. Rosenwald and his designees (the “Designated Shares”). The disposition of the Designated Shares will be subject to certain restrictions as agreed to among Dr. Rosenwald and Dr. Rosenwald’s designees. Among other things, under certain circumstances set forth in pledge agreements between Dr. Rosenwald and his designees, Dr. Rosenwald has the right to re-acquire the Designated Shares from his designees. As a result of those rights, Dr. Rosenwald may be deemed to be an affiliate of the Company.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

4.	RELATED PARTY TRANSACTIONS...continued

In connection with the December 22, 2004 Option Agreement with Southern Research Institute (“SRI”), the Company entered into a Finders Agreement, dated December 23, 2004, with Paramount pursuant to which the Company had agreed to compensate Paramount, for services in connection with the Company’s introduction to SRI through the payment of (a) a cash fee of $60,000 and (b) warrants to purchase 125,000 shares of the Company’s Common Stock at a price equal to $2.38 per share. The Company has estimated the fair value of such warrants using the Black-Scholes model, using an assumed risk-free rate of 3.93%, and expected life of 7 years, volatility of 134% and dividend yield of 0%. In December 2004, the Company expensed the $60,000 that was payable to Paramount and recognized compensation expense in the amount of $251,037 for the issuance of the warrants.

In connection with the Series A Preferred Stock Offering (see Note 1), the Company and Paramount entered into an Introduction Agreement in January 2005 (the “Introduction Agreement”), pursuant to which the Company has agreed to compensate Paramount for its services in connection with the Offering through the payment of (a) cash commissions equal to 7% of the gross proceeds from the sale of the shares of Series A Preferred Stock, and (b) placement warrants to acquire a number of shares of Series A Preferred Stock equal to 10% of the number of shares of Series A Preferred Stock issued in the Offering, exercisable for a period of 7 years from the Closing Date at a per Share exercise price equal to 110% of the price per Share sold in the Offering. These commissions are also payable on additional sales by the Company of securities (other than in a public offering) to investors introduced to the Company by Paramount during the twelve (12) month period subsequent to the final closing of the Offering. The Company also agreed to pay to Paramount a non-accountable expense allowance of $50,000 to reimburse the Paramount for its out-of-pocket expenses (the “Expense Allowance”). Also, for a period of 36 months from the final Closing, Paramount has the right of first refusal to act as the placement agent for the private sale of the Company’s securities. Lastly, the Company has agreed to indemnify Paramount against certain liabilities, including liabilities under the Securities Act.

Dr. Michael Weiser, who is a member of the Board of Directors of the Company, is also a full-time employee of Paramount. In addition, David M. Tanen, who is a member of the Board of Directors of the Company, was a full-time employee of Paramount from July 1996 through August 2004.

ZIOPHARM, Inc.
(A Development Stage Enterprise)
Notes to Financial Statements
For the three and six months ended June 30, 2005 and June 30, 2004
(Unaudited)

5.	STOCK OPTION PLAN

The Company has adopted the 2003 Stock Option Plan (the “Plan”), under which we have reserved for the issuance of 2,500,000 shares of our Common Stock. The Plan was approved by our stockholders on December 21, 2004.

As of December 31, 2004, the Company has issued under its 2003 Stock Option Plan 1,170,826 shares that are issuable upon exercise of outstanding options to purchase Common Stock. As of December 31, 2004, we had issued to our employees options to purchase up to 990,326 shares of the Company’s Common Stock. In addition, we had issued to our directors options to purchase up to 180,000 shares of the Company’s Common Stock, as well as options to a consultant in connection with services rendered to purchase up to 500 shares of the Company’s Common Stock. The Company had estimated the fair value of such options using the Black-Scholes model, using an assumed risk-free rate of 4.23%, and expected life of 10 years, volatility of 134% and dividend yield of 0%. The options issued to the consultant were valued at $1,050, and recorded as a charge to compensation expense in December 2004. We have also reserved an aggregate of 155,375 additional shares for issuance under options granted outside of the 2003 Stock Option Plan and warrants to purchase 125,000 shares of the Company’s Common Stock to Paramount as compensation for services rendered in connection with our entering into an option agreement with Southern Research Institute. In connection with the warrants issued, the Company recorded a charge of $251,037 to general and administrative expense in December 2004. The Company had valued the options using the Black-Scholes model as of the issue date of the warrants.

During the three and six months ended June 30, 2005, 451,388 options were granted and no options were exercised and 34,416 options were cancelled under the 2003 Stock Option plan.

6.	COMMITMENTS AND CONTIGENCIES

On May 26, 2005, the Company signed five-year lease agreement for its corporate office located in New York that expires in June 2010. Under the terms of the lease, the Company leases approximately 2,580 square feet of office space and is required to make monthly rental payments of approximately $10,100 until December 31, 2007, with such payments increasing to approximately $11,000 thereafter through the remainder of the term of the lease.

On April 25, 2005, the company entered into a Surrender and Termination Agreement and an Escrow agreement with WE George Street, L.L.C and Cohm Birnbaum & Shea P.C. relating to the escrow of a termination fee for $90,000, for an early termination to the New Haven, Connecticut office space.

ZIOPHARM Oncology, Inc.
(A Development Stage Enterprise)
Pro Forma Consolidated Balance Sheet
June 30, 2005
(Unaudited)

			Proforma		ZIOPHARM
	EasyWeb, Inc.	ZIOPHARM, Inc.	Adjustments		Oncology, Inc. (C)

ASSETS
Current assets:
Cash and cash equivalents	$1,118	$13,259,983	$(425,000)	(E)	$12,836,101
Prepaid expenses and other current assets	—	257,217	—		257,217
Total current assets	1,118	13,517,200	(425,000)		13,093,318

Property and equipment, net	—	193,996	—		193,996

Deposits	—	56,032	—		56,032

	$1,118	$13,767,228	$(425,000)		$13,343,346

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$9,914	$448,593	$—		$458,507
Accrued expenses	—	993,047	—		993,047
Total current liabilities	9,914	1,441,640	—		1,451,554

Commitments and contingencies

Stockholders' equity:
Convertible preferred stock	—	15,076,733	(15,076,733)	(A)	(0)
Convertible preferred stock warrants	—	1,682,863	(1,682,863)	(A)	—
Common stock	183,613	5,513	(181,968)	(A)	7,158
Additional paid-in capital	118,353	5,697,603	16,630,802	(A)	22,446,758
Deficit accumulated during the development stage	(310,762)	(10,137,124)	(114,238)	(A)(D)	(10,562,124)
Total stockholders' equity (deficit)	(8,796)	12,325,588	(425,000)		11,891,792

	$1,118	$13,767,228	$(425,000)		$13,343,346

The accompanying notes are an integral part of these financial statements.

ZIOPHARM Oncology, Inc.
(A Development Stage Enterprise)
Pro Forma Combined Statement of Operations
Six Months ended June 30, 2005
(Unaudited)

					ZIOPHARM
			Pro Forma		Oncology, Inc.
	EasyWeb, Inc.	ZIOPHARM, Inc.	Adjustments		Pro Forma

Research contract revenue	$—	$—	$—		$—

Operating expenses and other income:
Research and development, including
costs of research contracts	—	2,867,919	—		2,867,919
General and administrative	9,954	1,505,250	514,575	(E)(F)	2,029,779
Total operating expenses	9,954	4,373,169	514,575		4,897,698
Operating loss	(9,954)	(4,373,169)	(514,575)		(4,897,698)
Interest income	—	(83,479)	—		(83,479)
Net loss	$(9,954)	$(4,289,690)	$(514,575)		$(4,814,219)

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Pro Forma Consolidated Financial Statements for the six months ended June 30, 2005

1.  Basis of Presentation

The unaudited Pro Forma consolidated financial statements present the Pro Forma consolidated financial position and results of operations of the companies based upon historical and projected financial information after giving effect to the merger of ZIOPHARM, Inc. (ZIOPHARM) with and into ZIO Acquisition Corp. (ZIO Acquisition) a wholly owned subsidiary of EasyWeb, Inc. (EasyWeb). The unaudited pro forma financial statements have been prepared to reflect certain adjustments to our historical financial information, which are described in the Notes to Unaudited Pro Forma Financial Statements, to give effect to the merger, as if it had been completed on June 30, 2005 for balance sheet purposes and for January 1, 2005 for the statement of operations.

The unaudited Pro Forma consolidated financial statements are based on the balance sheets of the following:

a)  EasyWeb at June 30, 2005 (unaudited).

b)  ZIOPHARM, Inc. at June 30, 2005 (unaudited)

The unaudited Pro Forma combined financial statements included the statements of operations for the following:

a)  EasyWeb for the six months ended at June 30, 2005 (unaudited).

b)  ZIOPHARM, Inc. for the six months ended June 30, 2005 (unaudited)

The unaudited Pro Forma combined financial statements are not necessarily indicative of the actual results that would have occurred had the merger occurred on the dates indicated and not necessarily indicative of future earnings or financial position.

This unaudited combined Pro Forma information should be read in conjunction with the annual audited financial statements of EasyWeb as of and for the year ended December 31, 2004 included in EasyWeb’s Annual Report on From 10-KSB and the quarterly report of EasyWeb on Form 10-QSB for the quarter ended June 30, 2005. In addition, this unaudited combined Pro Forma information should be read in conjunction with the audited financial statements of ZIOPHARM, Inc. as of December 31, 2004 and for the year then ended, included as an Exhibit 99.2 in this Current Report on Form 8-K.

2.  Pro Forma Adjustments

The unaudited combined financial statements include the following Pro Forma adjustments:

A)
In connection with the merger, ZIO Acquisition will merge with and into ZIOPHARM with ZIOPHARM remaining as the surviving corporation and a wholly owned subsidiary of EasyWeb, Inc. following the merger. In exchange for the shares of ZIOPHARM, Inc. capital stock, the holders of ZIOPHARM Common Stock and ZIOPHARM Preferred Stock received a number of shares of common stock, $.001 par value per share of EasyWeb, Inc. such that upon completion of the Merger, ZIOPHARM’s current stockholders will hold approximately 97.4% of the outstanding EasyWeb Common Stock on a fully-diluted basis. In order that ZIOPHARM, Inc. stockholders obtain such percentage of the EasyWeb Common stock following the merger, each holder of the ZIOPHARM Common Stock will receive approximately .50097 (the “Exchange Ratio”) shares of EasyWeb’s Common stock (subject to appropriate adjustment as provided for in the merger agreement) for each share of ZIOPHARM Common Stock held by such holder immediately prior to the Merger, and each holder of ZIOPHARM Preferred Stock will receive the number of shares of EasyWeb’s Common Stock equal to the product of the Exchange Ratio multiplied by the number of shares of ZIOPHARM Common Stock into which shares of the holder’s ZIOPHARM Preferred Stock are convertible immediately prior to the Merger.

B)	In connection with the merger, EasyWeb will cease all of its remaining operations, if any, and will adopt and continue implementing the business plan of ZIOPHARM.

C)
In connection with the merger, the current officers and directors of EasyWeb, Inc. will resign, and the current officers and directors of ZIOPHARM, Inc. will be appointed officers and directors of EasyWeb. In connection with the merger, EasyWeb changed its name to ZIOPHARM Oncology, Inc.

D)	The acquisition has been accounted for as a reverse merger of ZIOPHARM with and into a shell company, with ZIOPHARM being the surviving company.

E)	In connection with the merger, ZIOPHARM, Inc. was to make certain payments not to exceed for $425,000.

F)	As a public company, ZIOPHARM Oncology expects to incur, on a Pro Forma basis, professional fees (legal, accounting and transfer agent fees) and premium expense for directors and officers insurance of $179,150 per year, or $44,787.50 per quarter.

ZIOPHARM ONCOLOGY, INC.

4,870,281 shares of common stock

______________________

PROSPECTUS
______________________

, 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under provisions of the certificate of incorporation and bylaws of the registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The registrant’s Certificate of Incorporation also eliminates the liability of directors of the registrant for monetary damages to the fullest extent permissible under Delaware law.

Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 25. Other Expenses Of Issuance And Distribution.

The registrant estimates that expenses payable by the registrant is connection with the offering described in this registration statement will be as follows:

SEC registration fee	$9,171.71
Legal fees and expenses	15,000.00
Accounting fees and expenses	5,000.00
Printing and engraving expenses	3,000.00
Miscellaneous	2,000.00

Total	$34,171.71

Item 26. Recent Sales of Unregistered Securities.

The following summarizes all sales of unregistered securities by ZIOPHARM since inception in September 2003 on a premerger basis:

On September 25, 2003, in connection with ZIOPHARM’s incorporation, ZIOPHARM issued 500,000 shares of common stock for aggregate consideration of $500,000. On October 7, 2003, ZIOPHARM issued 12,500 shares of common stock to a consultant in exchange for certain consulting services. On March 14, 2004, ZIOPHARM issued an additional 4,500,000 shares of common stock in exchange for aggregate consideration of $4,500,000. On August 31, 2004, ZIOPHARM issued 500,000 shares of common stock to the University of Texas M.D. Anderson Cancer Center pursuant to the terms of the license agreement dated August 24, 2004.

In connection ZIOPHARM’s license agreements with the University of Texas M. D. Anderson Cancer Center and DEKK-Tec, Inc. ZIOPHARM issued warrants to such parties to acquire an aggregate of 155,375 shares of common stock.

In connection with ZIOPHARM’s December 22, 2004 Option Agreement with SRI, ZIOPHARM issued a warrant to purchase 125,000 shares of common stock Paramount.

In connection with an offering of Series A Convertible Preferred Stock of ZIOPHARM that was completed on May 30, 2005, ZIOPHARM issued an aggregate of 8,379,564 shares of such Series A Convertible Preferred Stock in exchange for a purchase price per share equal to $2.16. ZIOPHARM issued to placement agents in connection with the offering warrants to purchase up to an aggregate of 837,956 share of ZIOPHARM’s Series A Convertible Preferred Stock.

Since ZIOPHARM’s inception through the date of the Merger, ZIOPHARM granted to directors, officers, employees and consultants options to purchase an aggregate of 1,706,214 shares of common stock at exercise prices ranging from $0.04 to $2.16 per share with a weighted average exercise price of $0.79 per share. The issuances of these options were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation.

Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, ZIOPHARM believes that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in ZIOPHARM’s stock represented to ZIOPHARM in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

The following summarizes the sales of unregistered securities by the Company (f/k/a EasyWeb, Inc.) during the three years prior to and including the closing of the Merger:

During January 2002, the Company sold 13,750 shares of its common stock (adjusted for the 1-for-40 share combination effected on August 24, 2005) for $16,500, or $1.20 per share (as adjusted). Of the 13,750 shares sold, 1,250 shares were sold to officers of the Company and 12,500 shares were sold to unrelated third parties. The shares were sold to seven persons pursuant Section 4(2) of the Securities Act.

During March 2003, the Company sold 5,000 shares of its common stock (adjusted for the 1-for-40 share combination effected on August 24, 2005) for $10,000, or $2.00 per share (as adjusted). The shares were sold to an individual pursuant to Section 4(2) of the Securities Act.

During March 2004, the Company sold 6,000 shares of our common stock for $6,000, or $1.00 per share. The shares were sold to an individual pursuant to Section 4(2) of the Securities Act.

On May 13, 2004, the Company issued 10,000 common shares (adjusted for the 1-for-40 share combination effected on August 24, 2005) to Summit Financial valued at $10,000, or $1.00 per share (as adjusted). On May 13, 2004, we issued 5,000 common shares (adjusted for the 1-for-40 share combination effected on August 24, 2005) in exchange for corporate governance services. On May 13, 2004, we issued 5,000 common shares (adjusted for the 1-for-40 share combination effected on August 24, 2005) to a director in exchange for director fees. All shares were valued based on contemporaneous sales to unrelated third party investors. These issuances were made pursuant to Section 4(2) of the Securities Act.

During January 2005, the Company sold 10,750 common shares (adjusted for the 1-for-40 share combination effected on August 24, 2005) for $13,200, or $1.20 per share (as adjusted). The shares were issued pursuant to Section 4(2) of the Securities Act.

During June 2005, the Company sold 5,000 shares of its common stock (adjusted for the 1-for-40 share combination effected on August 24, 2005) to a director for $6,000, or $1.20 per share (as adjusted). During July 2005, the Company sold 8,333 shares of its common stock (adjusted for the 1-for-40 share combination effected on August 24, 2005) for $10,000, or $1.20 per share (as adjusted). During August 2005, the Company sold 6,875 shares of its common stock (adjusted for the 1-for-40 share combination effected on August 24, 2005) to a director for $24,000, or $3.48 per share. These sales were made pursuant to Section 4(2) of the Securities Act.

On September 13, 2005 and in connection with the Merger, EasyWeb, Inc. issued an aggregate of 6,967,941 shares of its common stock to the former holders of ZIOPHARM capital stock, and other securities having the right to purchase approximately an additional 1,366,846 shares of EasyWeb’s common stock, all of which were unregistered. For these issuances, EasyWeb relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933. EasyWeb relied on this exemption based on the fact that there were approximately only 230 (excludes options and warrants) stockholders of ZIOPHARM who were recipients of such unregistered shares in connection with the Merger, all of whom, either alone or through a purchaser representative, had knowledge and experience in financial and business matters such that each was capable of evaluating the risks of the investment, and had access to information regarding ZIOPHARM, EasyWeb and the Merger transaction.

Item 27. Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger among the Registrant (formerly EasyWeb, Inc.), ZIO Acquisition Corp. and ZIOPHARM, Inc., dated August 3, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed August 9, 2005).

3.1	Certificate of Incorporation of the Registrant (formerly EasyWeb. Inc.), as filed with the Delaware Secretary of State on May 16, 2005.
3.2
Certificate of Merger dated September 13, 2005, relating to the merger of ZIO Acquisition Corp. with and into ZIOPHARM, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed September 19, 2005).

3.3
Certificate of Ownership of the Registrant (formerly EasyWeb, Inc.) dated as of September 14, 2005, relating the merger of ZIOPHARM, Inc. with and into the Registrant and changing the Registrant’s corporate name from EasyWeb, Inc. to ZIOPHARM Oncology, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed September 19, 2005).

3.4	Bylaws, as amended to date (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed September 19, 2005).
4.1	Specimen common stock certificate.
4.2	Form of Warrant issued to placement agents in connection with ZIOPHARM, Inc. 2005 private placement.
4.3	Schedule identifying holders of Warrants in the form filed as Exhibit 4.2 to this report.
4.4	Warrant for the Purchase of Shares of Common Stock dated December 23, 2004.
5.1	Opinion of Maslon Edelman Borman & Brand, LLP.
10.1	2003 Stock Incentive Plan.
10.2	Employment Agreement dated January 8, 2004, between the Registrant and Dr. Jonathan Lewis.
10.3	Employment Agreement dated January 15, 2004, between the Registrant and Dr. Robert Peter Gale.
10.4	Employment Agreement dated July 21, 2004, between the Registrant and Richard Bagley.
10.5
Patent and Technology License Agreement dated August 24, 2004, among ZIOPHARM, Inc. (predecessor to the Registrant), the Board of Regents of the University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center and the Texas A&M University System.++

10.6	License Agreement dated October 15, 2004, between ZIOPHARM, Inc. (predecessor to the Registrant) and DEKK-Tec, Inc.++
10.7	Form of subscription agreement between the ZIOPHARM, Inc. and the investors in ZIOPHARM, Inc.’s private placement.
23.1	Consent of Independent Registered Public Accounting Firm - Vitale, Caturano & Company, Ltd.
23.2	Consent of Independent Registered Public Accounting Firm - Cordovano and Honeck, LLP.
23.3	Consent of Maslon, Edelman Borman & Brand, LLP (included as part of Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereof)
____________________
++	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.

Item 28. Undertakings.

(a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 14, 2005.

ZIOPHARM Oncology, Inc.

By:	/s/ Jonathan Lewis
Jonathan Lewis
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints Jonathan Lewis and Richard Bagley, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Jonathan Lewis	Director and Chief Executive Officer	October 14, 2005
Jonathan Lewis	(Principal Executive Officer)

/s/ Richard E. Bagley	Director, President, Treasurer and Chief	October 14, 2005
Richard Bagley	Operating Officer (Principal Accounting and Financial Officer)

/s/ Murray Brennan	Director	October 14, 2005
Murray Brennan

/s/ James Cannon	Director	October 14, 2005
James Cannon

Director
Timothy McInerney

Director
Wyche Fowler, Jr.

Director
Gary S. Fragin

/s/ Michael Weiser	Director	October 14, 2005
Michael Weiser

EXHIBIT INDEX

3.1	Certificate of Incorporation of the Registrant (formerly EasyWeb. Inc.), as filed with the Delaware Secretary of State on May 16, 2005.
4.1	Specimen common stock certificate.
4.2	Form of Warrant issued to placement agents in connection with ZIOPHARM, Inc. 2005 private placement.
4.3	Schedule identifying holders of Warrants in the form filed as Exhibit 4.2 to this report.
4.4	Warrant for the Purchase of Shares of Common Stock dated December 23, 2004.
5.1	Opinion of Maslon Edelman Borman & Brand, LLP.
10.1	2003 Stock Incentive Plan.
10.2	Employment Agreement dated January 8, 2004, between the Registrant and Dr. Jonathan Lewis.
10.3	Employment Agreement dated January 15, 2004, between the Registrant and Dr. Robert Peter Gale.
10.4	Employment Agreement dated July 21, 2004, between the Registrant and Richard Bagley.
10.5
Patent and Technology License Agreement dated August 24, 2004, among ZIOPHARM, Inc. (predecessor to the Registrant), the Board of Regents of the University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center and the Texas A&M University System.++

10.6	License Agreement dated October 15, 2004, between ZIOPHARM, Inc. (predecessor to the Registrant) and DEKK-Tec, Inc.++
10.7	Form of subscription agreement between the ZIOPHARM, Inc. and the investors in ZIOPHARM, Inc.’s private placement.
23.1	Consent of Independent Registered Public Accounting Firm - Vitale, Caturano & Company, Ltd.
23.2	Consent of Independent Registered Public Accounting Firm - Cordovano and Honeck, LLP

____________________
++	Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 of the Securities Act of 1933, as amended.